Exhibit 10.1

EQUITY PURCHASE AGREEMENT

By and Among

PAYLOCITY CORPORATION,

BLUE MARBLE PAYROLL, LLC,

SAROWITZ 2018 FAMILY TRUST DATED 9/11/18 (AS AN EQUITYHOLDER),

and

ROEY BEN-YOSEPH (AS AN EQUITYHOLDER)

Dated as of August 31, 2021

Page

1.	The Acquisition	1

1.1	Agreement to Purchase and Sell	1
1.2	Closing	1
1.3	Post-Closing Operation of the Company	1
1.4	Managers and Officers	1
1.5	Closing Purchase Price	1
1.6	Allocation of Consideration	2
1.7	Payment Procedures	2
1.8	Cash, Debt and Working Capital Estimates	2
1.9	Post-Closing Adjustments	3
1.10	Accounting Dispute Resolution	4
1.11	Closing Deliveries	4
1.12	Defined Terms Used in this Agreement	6
1.13	Required Withholding	14

2.	Representations and Warranties of the Company	14

2.1	Organization, Good Standing, Corporate Power and Qualification	14
2.2	Capitalization	15
2.3	Authorization	15
2.4	Governmental Consents and Filings	15
2.5	Litigation	15
2.6	Intellectual Property	16
2.7	Compliance with Other Instruments	20
2.8	Agreements; Actions	20
2.9	Certain Transactions	20
2.10	Title to Property and Assets; Leases	21
2.11	Financial Statements	21
2.12	Changes	21
2.13	Compliance with Laws	22
2.14	Employee Matters and Employee Benefit Plans	23
2.15	Insurance	26
2.16	Taxes	27
2.17	Permits	28

i

(continued)

Page

2.18	Company Documents	28
2.19	Environmental and Safety Laws	29
2.20	Brokers’ and Finders’ Fees	29
2.21	Customers and Suppliers	29
2.22	FCPA; Import/Export	30
2.23	Accounts Receivable	30
2.24	Restrictions on Business Activities	30
2.25	Bank Accounts; Letters of Credit	30
2.26	Warranties	31

3.	Representations and Warranties of the Purchaser	31

3.1	Organization, Good Standing, Qualification and Power	31
3.2	Authorization	31
3.3	Litigation	31
3.4	Brokers’ and Finders’ Fees	32
3.5	Investment	32
3.6	Investigation and Reliance	32

4.	Covenants	32

4.1	Tax Returns; Liability for Taxes; Other Tax Matters	32
4.2	Termination of 401(k) Plan	34
4.3	Equityholder Support and Release	35
4.4	Confidentiality	36

5.	Indemnification; Remedies	37

5.1	Survival of Representations and Warranties	37
5.2	Indemnification	37
5.3	Indemnification Procedures	39
5.4	Limitations on Indemnification	40
5.5	Indemnity Payments	40
5.6	Procedures for Claims Against, and Distributions of, the Indemnity Escrow Fund	41
5.7	Tax Treatment of Indemnity Payments	41
5.8	Exclusive Remedy; Further Limitations	41

(continued)

Page

6.	Sarowitz Trust	41

6.1	Appointment	41
6.2	Survival of Immunities	42
6.3	Actions	42

7.	Miscellaneous	43

7.1	Successors and Assigns	43
7.2	Governing Law	43
7.3	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	43
7.4	Counterparts	44
7.5	Titles and Subtitles	44
7.6	Notices	44
7.7	Fees and Expenses	45
7.8	Attorneys’ Fees	46
7.9	Amendments and Waivers	46
7.10	Severability	46
7.11	Delays or Omissions	46
7.12	Entire Agreement	46
7.13	Joint Negotiation and Drafting	46
7.14	No Third Party Beneficiaries	46
7.15	Specific Performance	47
7.16	Protected Communications	47

EXHIBITS:

A-1	Form of Non-Competition Agreement (Sarowitz)
A-2	Form of Non-Competition Agreement (Ben-Yoseph)
B	Escrow Agreement

SCHEDULES:

Disclosure Schedules

Payment Schedule

1.11(a)(ii)	Required Consents
1.11(a)(iii)	Parties to Employment Documents
1.11(a)(vii)	Terminated Agreements
1.12(a)	Accounting Principles
1.12 (b)	Closing Certificate Methodology
1.12(c)	Transaction Bonuses
5.2(a)(v)	Indemnification Matters

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (the “Agreement”) is made as of August 31, 2021, by and among Paylocity Corporation, an Illinois corporation (the “Purchaser”), Blue Marble Payroll, LLC, an Illinois limited liability company (the “Company”), Sarowitz 2018 Family Trust dated 9/11/18 (as an Equityholder) (“Sarowitz Trust”), and Roey Ben-Yoseph (as an Equityholder).

WHEREAS, the Boards of Directors of the Purchaser and the Equityholders believe it is in the best interests of each company and its respective equityholders, as the case may be, that the Purchaser acquire the Company through the Purchaser’s purchase of all of the issued and outstanding equity interests of the Company (the “Acquisition”) and, in furtherance thereof, have approved the Acquisition.

WHEREAS, pursuant to the Acquisition, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding equity interests and equity-linked interests of the Company shall be converted into the right to receive the consideration set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             The Acquisition.

1.1           Agreement to Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Equityholders will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Equityholders, all of the Outstanding Membership Interests of the Company.

1.2           Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures, on the date hereof, or at such other time and place as the parties mutually agree upon in writing (the date on which such Closing takes place, the “Closing Date”). The Closing will be effective as of 11:59 p.m. Central time on the Closing Date.

1.3           Post-Closing Operation of the Company. The parties acknowledge and agree that, from and after the Closing Date, the management and operations of the Company and their businesses will be at Purchaser’s sole discretion.

1.4           Managers and Officers. At the Closing, the managers and officers of the Purchaser immediately prior to the Closing Date shall be the managers and officers, respectively, of the Company, to serve until their respective successors are duly elected or appointed and qualified.

1.5           Closing Purchase Price. Subject to Section 1.8 and Section 1.9, the aggregate consideration payable to the Equityholders by the Purchaser at the Closing (the “Closing Purchase Price”) shall consist of an aggregate amount equal to (i) the Cash Consideration, minus (ii) $500,000 (such amount, the “Purchase Price Adjustment Escrow Fund”), minus (iii) $6,000,000 (the “Indemnity Escrow Fund”) to be held together with the Purchase Price Adjustment Escrow Fund by Wilmington Trust, N.A. (the “Escrow Agent”).

1.6          Allocation of Consideration. On the Closing Date, the Company shall deliver to the Purchaser a true and correct funds flow statement, in form and substance reasonably acceptable to the Purchaser (the “Payment Schedule”), which shall take into account any reasonable comments from the Purchaser that the Company shall determine in good faith are appropriate to ensure that the items set forth therein conform with the provisions of this Agreement and the Company LLC Agreement, setting forth with respect to each Equityholder and each Person to whom any Company Transaction Expense and Closing Indebtedness is payable or due at Closing, the amounts payable to each such Person in accordance with the terms of this Agreement and payment instructions with respect to each such payee, and setting forth the Percentage for each Equityholder.

1.7           Payment Procedures.

(a)           At the Closing, the Purchaser shall deliver to each Equityholder, the amount set forth opposite such holder’s name on the Payment Schedule as payable on account of such holder’s Equity Interests of the Company as the aggregate share of the Closing Purchase Price payable to such holder in exchange for such holder’s Equity Interests of the Company (such consideration subject to adjustment as provided herein and any applicable withholding Taxes). In the event of a conflict between the Payment Schedule and the provisions of this Agreement, the Payment Schedule shall control. Notwithstanding anything to the contrary herein or in the Company LLC Agreement, the Purchaser and the Equityholders shall be entitled to rely on the Payment Schedule as conclusive evidence of amounts payable to the Equityholders pursuant to this Agreement.

(b)           Transfers of Ownership. At the Closing, the ledgers of the Company shall be closed, and there shall be no further registration of transfers of Equity Interests thereafter on the records of the Company.

(c)           Interest. Any interest that accrues in the Purchase Price Adjustment Escrow Fund and the Indemnity Escrow Fund (together, the “Escrow Funds”) shall be paid out in accordance with the terms of the Escrow Agreement. Except as set forth in the preceding sentence, no other interest shall be payable hereunder with respect to the Purchase Price. Without limiting the generality of the foregoing, no interest shall accrue or be paid to any Equityholder or any holder of any Certificate with respect to the portion of the Purchase Price payable upon the surrender of any Certificate. The parties hereto acknowledge and agree that the Equityholders will report the interest income, if any, with respect to the Escrow Fund and that such Escrow Fund is intended to be treated as an installment obligation for purposes of Section 453 of the Code.

1.8           Cash, Debt and Working Capital Estimates. At least three business days prior to the date hereof, the Company has estimated in good faith the amount of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, and has delivered to the Purchaser a certificate (the “Closing Certificate”) setting forth such estimates, together with a calculation of the Estimated Closing Purchase Price. The Closing Certificate shall be prepared in a manner consistent with the methodology set forth on Schedule 1.12(b) and accompanied by executed payoff letters, in form and substance reasonably satisfactory to the Purchaser from each holder of Closing Indebtedness. As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness,” “Estimated Closing Working Capital,” and “Estimated Company Transaction Expenses” mean the estimates of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, set forth in the Closing Certificate, and “Estimated Closing Purchase Price” means an amount equal to the Closing Purchase Price calculated as set forth in Section 1.5, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness, that the Closing Working Capital is equal to the Estimated Closing Working Capital and that the Company Transaction Expenses are equal to the Estimated Company Transaction Expenses. The Purchaser and its representatives, including the Purchaser’s independent accountants, will be entitled to review all work papers of the Company and its representatives, including its independent accountants, prepared in connection with the delivery of the Closing Certificate.

1.9           Post-Closing Adjustments.

(a)           Adjustment Statement. Within 90 days after the Closing Date, the Purchaser shall prepare and deliver to the Equityholders an adjustment statement of the Company, setting forth the amount of the Closing Cash, the Closing Indebtedness, the Closing Working Capital and the Company Transaction Expenses, respectively, and, based on such calculations, the Purchaser’s written calculation of the Closing Purchase Price and the adjustment necessary to reconcile the Estimated Closing Purchase Price to the Closing Purchase Price (the “Preliminary Adjustment Statement”). The Preliminary Adjustment Statement shall be prepared in a manner consistent with the methodology set forth on Schedule 1.12(b). Following the delivery of the Preliminary Adjustment Statement to the Equityholders, the Equityholders and their representatives, including the Equityholders’ independent accountants, will be entitled to review all work papers of the Company, the Purchaser and their representatives, including their independent accountants, prepared in connection with the delivery of the Preliminary Adjustment Statement. The Purchaser shall reasonably cooperate with the Equityholders in such examination. If within 30 days following delivery of such Preliminary Adjustment Statement to the Equityholders, the Equityholders have not delivered to the Purchaser a written objection notice setting forth in reasonable detail the reasons for which the Equityholders do not agree with the calculation of the Preliminary Adjustment Statement, then the Preliminary Adjustment Statement shall be deemed final and binding on the parties. If the Equityholders deliver the objection notice within such period, then the Purchaser and the Equityholders shall endeavor in good faith to resolve the objections. In the event the Purchaser and the Equityholders are unable to agree on the Preliminary Adjustment Statement calculations after good faith negotiations for a period not to exceed 30 days, the remaining disputes will be resolved pursuant to Section 1.10.

(b)           Adjustment of Closing Purchase Price. If the Closing Purchase Price, as finally determined, is greater than or equal to the Estimated Closing Purchase Price, then within five business days of such determination the Purchaser and the Equityholders shall deliver a joint written instruction to the Escrow Agent to release the full Purchase Price Adjustment Escrow Fund to the Equityholders and any other Persons in accordance with the Post-Closing Payment Schedule. Without limiting the foregoing, if the Closing Purchase Price, as finally determined, is greater than the Estimated Closing Purchase Price, then the Purchaser shall pay to the Equityholders within five business days of such determination the difference between the Closing Purchase Price and the Estimated Closing Purchase Price (the “Underpayment”) by means of a wire transfer of immediately available funds to the Equityholders, to be allocated among the Equityholders in accordance with the Underpayment allocation percentages set forth in the Payment Schedule. If the Closing Purchase Price, as finally determined, is less than the Estimated Closing Purchase Price (an “Overpayment”), then then within five business days of such determination the Purchaser and the Equityholders shall deliver a joint written instruction to the Escrow Agent to release from the Purchase Price Adjustment Escrow Fund (i) the amount of the Overpayment to Purchaser and (ii) the remainder Purchase Price Adjustment Escrow Fund, if any, to the Equityholders and any other Persons in accordance with the Post-Closing Payment Schedule. If the Purchase Price Escrow Fund has been exhausted and an Overpayment exists, then the Equityholders, in accordance with their Percentages, shall pay the amount of such difference to the Purchaser directly by wire transfer of immediately available funds to an account of the Purchaser designated in writing by the Purchaser to the Company within five business days of such resolution.

1.10         Accounting Dispute Resolution. If there are remaining disputes under Section 1.9(a), the Purchaser and the Equityholders shall submit the disputed items (and only the disputed items) for resolution to an independent accounting firm mutually appointed by the Purchaser and the Equityholders (the “Independent Accounting Firm”), who shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto. The Independent Accounting Firm shall determine any disputed items within 30 days after they are submitted to it. If any disputed items are submitted to the Independent Accounting Firm for resolution, (i) each party shall furnish to the Independent Accounting Firm such work papers and other documents and information relating to such objections as the Independent Accounting Firm may reasonably request and are available to that party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the determination of the matters in dispute and to discuss such determination with the Independent Accounting Firm, (ii) each of the parties shall assign a value to each disputed item and the Independent Accounting Firm shall determine each disputed item separately (based on the determination that most closely complies with the terms of this Agreement) but shall not assign a value to any disputed item that is greater than the greatest value for such disputed item assigned to it by either party or less than the smallest value for such disputed item assigned to it by either party, and (iii) the Independent Accounting Firm shall make its calculation of the disputed items (and of the Closing Purchase Price based thereon) in accordance with this Agreement and in a manner consistent with the methodology set forth on Schedule 1.12(b), and shall set forth such calculation in reasonable detail in a written notice and deliver such notice to all parties, and such calculation shall (except in the case of Fraud) be binding and conclusive on the parties and constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. The Purchaser and the Equityholders shall each bear its own fees and expenses in connection with any such proceeding; provided, however, that the fees and expenses of the Independent Accounting Firm shall be borne by the Purchaser and the Equityholders in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm.

1.11         Closing Deliveries.

(a)           Company Deliveries. At the Closing, the Company shall deliver to the Purchaser:

(i)             A certificate of the Chief Executive Officer of the Company certifying that attached thereto are (A) true and complete copies of the Organizational Documents of the Company and (B) true and complete copies of resolutions of the members and the managers of the Company unanimously approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect.

(ii)            Evidence of the consent or approval of each of the Persons set forth on Schedule 1.11(a)(ii) that is a party to a Contract (including evidence of the payment or any required payment) and whose consent or approval is required, and such consent or approval will be in form and substance reasonably satisfactory to the Purchaser.

(iii)           A copy of (A) Purchaser’s form offer letter and employer proprietary invention assignment agreement (the “Employment Documents”), and (B) Purchaser’s form consulting services agreement (the “Contractor Documents”), duly executed and delivered by the individuals set forth on Schedule 1.11(a)(iii).

(iv)          A copy of the non-competition agreements, in the form attached hereto as Exhibit A-1 and Exhibit A-2 (the “Non-Competition Agreements”), duly executed and delivered by the Company and each Equityholder.

(v)           A certificate of good standing as of a date within three business days prior to Closing from the Secretary of State in each state where the Company is organized or qualified to do business.

(vi)          A certificate conforming to the requirements of Section 1.1445-11T(d)(2) of the Treasury Regulations and of Internal Revenue Service Notice 2018-29 or any subsequent guidance that may be issued establishing an exemption from any withholding required under Section 1446(f) of the Code.

(vii)         Evidence of the termination of the agreements set forth on Schedule 1.11(a)(vii).

(viii)        A written resignation and release of claims to fees or expenses in favor of the Company, executed by each of the officers and/or managers of the Company.

(ix)           A copy of the escrow agreement (the “Escrow Agreement”) in substantially the form of Exhibit B hereto, duly executed by the Equityholders.

(x)            A written termination of the Non-Solicitation and Non-Competition Agreement and the Memorandum of Understanding, each duly executed by the Company and Steven I. Sarowitz.

(xi)           A written termination of the Continuing Guaranty, dated July 16, 2013, provided by Steven I. Sarowitz to Wells Fargo Bank, N.A., duly executed by Steven I. Sarowitz and Wells Fargo Bank, N.A.

(b)           Purchaser Deliveries. At the Closing, the Purchaser shall deliver:

(i)             To the Equityholders, by wire transfer of immediately available funds, the Closing Purchase Price.

(ii)            To each Person to whom any Company Transaction Expense or Closing Indebtedness is payable or due at Closing as set forth on the Payment Schedule, the amount of the Company Transaction Expense and/or Company Indebtedness set forth thereon, by wire transfer of immediately available funds.

(iii)           To the Escrow Agent, the sum of the Indemnity Escrow Fund and the Purchase Price Adjustment Escrow Fund, by wire transfer of immediately available funds.

(iv)          To the Equityholders, a copy of the Escrow Agreement, duly executed by the Purchaser.

(v)            To the Equityholders, a certificate of an authorized officer of the Purchaser certifying that attached thereto are true and complete copies of resolutions of its board of directors unanimously approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect.

(vi)          To the Equityholders, a certificate of good standing as of a date within three business days prior to Closing from the Secretary of State of Illinois.

(vii)         To the Equityholders, a written termination of the Non-Solicitation and Non-Competition Agreement and the Memorandum of Understanding, each duly executed by the Purchaser and Paylocity Holding Corporation.

1.12         Defined Terms Used in this Agreement. In addition to the terms defined above and throughout this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below:

“Accounting Principles” means generally accepted accounting principles in the United States as modified by the Company’s accounting principles described on Schedule 1.12(a), applied on a consistent basis.

“Additional Payment” means any portion of the Escrow Funds payable in accordance with the Post-Closing Payment Schedule after the Closing Date to any Person holding Equity Interests or entitled to any Transaction Bonus.

“Affiliate” means, with respect to any Person, (i) a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person, (ii) a Person who owns or Controls at least 50% of the outstanding voting interests of the Person, (iii) a Person who is an officer, director or manager, or general partner of the Person, (iv) a Person who is an officer, director, manager, general partner or trustee of, or owns at least 50% of, the outstanding voting interests of a Person described in clauses (i) through (iii) of this definition, or (v) any investment fund now or hereafter existing that is Controlled by one or more general partners or managing members of, or shares the same management company with, a Person described in clauses (i) through (iii) of this definition.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136).

“Cash Consideration” means an amount equal to (i) $60,000,000, plus (ii) an amount equal to the Closing Cash, minus (iii) an amount equal to the Closing Indebtedness, plus (iv) the Working Capital Adjustment Amount, and minus (v) an amount equal to the Company Transaction Expenses.

“Closing Cash” means the cash and cash equivalents of the Company as of 11:59 p.m. Central time on the Closing Date, determined in accordance with the Accounting Principles, but without giving effect to the transaction contemplated hereby and excluding any restricted cash or cash equivalents. For the avoidance of doubt, funds held on behalf of clients shall constitute restricted cash and shall not be taken into account in the definition of Closing Cash or Closing Working Capital.

“Closing Indebtedness” means the Indebtedness of the Company as of 11:59 p.m. Central time on the Closing Date, but without giving effect to the transaction contemplated hereby.

“Closing Working Capital” means, as of 11:59 p.m. Central time on the Closing Date, (i) the Company’s current assets (excluding Closing Cash, restricted cash, Tax assets, deferred Tax assets and capitalization of software development costs), minus (ii) the Company’s current liabilities (excluding Company Transaction Expenses, Closing Indebtedness, Tax liabilities and deferred Tax liabilities), each calculated in accordance with the Accounting Principles and in a manner consistent with the methodology set forth on Schedule 1.12(b) attached hereto, but without giving effect to the transactions contemplated hereby.

“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control pay, retention pay, termination pay, deferred compensation, performance awards, stock or stock related awards, pension benefits, welfare benefits, material fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), which is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may reasonably be expected to have any liability.

“Company Intellectual Property” means any and all Intellectual Property Rights used by the Company, held for use in or necessary to the conduct of the Company’s business as now conducted.

“Company LLC Agreement” means the Company’s Memorandum of Operating Agreement dated as of December 17, 2012, as amended by the First Amendment to Memorandum of Operating Agreement, dated as of January 1, 2013 and the Second Amendment to Memorandum of Operating Agreement dated as of April 23, 2018.

“Company Products” means all products (including Software) and services (including Software as a service) manufactured, deployed, made commercially available, marketed, distributed, provided, hosted, supported, sold, offered for sale, imported or exported for resale, or licensed out by or on behalf of the Company, including any plugins, libraries, APIs and other products and services that the Company is currently actively developing.

"Company Owned IP" means any and all Intellectual Property Rights that are owned, purported to be owned, or filed by, assigned to or held in the name of, or exclusively licensed to, the Company.

“Company Registered IP” means any and all Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Body or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing, that is part of the Company Owned IP.

“Company Transaction Expense” means all fees, expenses, costs and payments related or incident to the transactions contemplated by this Agreement which are incurred by or on behalf of the Company on or prior to the Closing or for which the Company is or may be liable, including, without limitation, (i) obligations of the Company under or in connection with any severance arrangements, stay bonuses, incentive bonuses, transaction bonuses, compensation options, termination and change of control arrangements and similar compensation obligations that were incurred pursuant to Contracts entered into prior to the Closing and are payable to any Person upon, or in connection with, the transactions contemplated hereby, including the bonuses set forth on Schedule 1.12(c) (collectively, the “Transaction Bonuses”); (ii) the employer-paid portion of any employment and payroll Taxes that are imposed on the Company in connection with the payment of the Purchase Price or any of the obligations pursuant to clauses (i) and (iii); (iii) unpaid management fees; and (iv) the fees and expenses of the D&O Tail.

“Contract” or “contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound.

“Control” means, respect to any Person, the ability to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, including through the beneficial ownership of more than 50% of the ownership interests in such Person, including the issued and outstanding share capital, voting rights or other ownership interests or the right to appoint the majority of the directors (or the equivalent thereof) in such Person.

“Deferred Payroll Taxes” means any Taxes payable by the Company that (i) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.

“Employee” means any current officer, manager or employee of the Company.

“Employee Agreement” means each management, employment, severance, separation, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other written agreement, or contract (including, any offer letter or any agreement providing for acceleration of Equity Interests subject to a right of repurchase in favor of the Company) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any liability.

“Entity” means an association, relationship, or artificial Person through which, or by means of which, an enterprise or activity may be lawfully conducted, including, without limitation, a domestic or foreign corporation, nonprofit corporation, limited liability company, general partnership, limited partnership, business trust, association, trust, estate, joint venture, cooperative or government trust.

“Equityholders” means collectively the Sarowitz 2018 Family Trust dated 9/11/18 and Roey Ben-Yoseph (with “Equityholder” meaning each individually).

“Equity Interests” of any Person means any and all equity interests, rights to purchase equity interests, warrants or options (whether or not currently exercisable), phantom equity or other equivalents of or interests in (however designated, including units thereof) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person or entity that is or was under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Fraud” means, with respect to any Person, actual fraud of such Person under Delaware common law in connection with the representations and warranties set forth in this Agreement. For the avoidance of doubt, under no circumstances shall fraud committed by a manager, officer, director or employee of the Company or any of the Company's representatives be deemed Fraud committed by or on behalf of any Equityholder or any of its Affiliates (other than the Company) unless and to the extent of such Equityholder’s or Affiliate's (other than the Company) actual knowledge of or participation in such fraud.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether national, supranational, federal, state, provincial or local and wheresoever located or established, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, Public Law 104-191 and the regulations promulgated thereunder.

“Income Taxes” means any income, franchise, net profits, excess profits or similar Taxes, measured on the basis of net income to the extent that (i) the Company is treated as a partnership or disregarded entity for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Return are also reflected on the income Tax Returns of the Equityholders or the direct or indirect (if any) owners of the Equityholders.

“Income Tax Return” means any Tax Return related to Income Taxes.

“Indebtedness” means, as at any date of determination thereof (without duplication), all obligations of the Company in respect of (i) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (ii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iii) any indebtedness guaranteed, endorsed or assumed by the Company; (iv) all indebtedness secured by a Lien on property owned by the Company, whether or not the secured indebtedness is owed by the Company; (v) all liability for unpaid Taxes currently due and unpaid (to the extent not included in Transaction Expenses and excluding Income Taxes); (vi) any Deferred Payroll Taxes to the extent unpaid as of the Closing; (vii) all premiums, penalties and payments required to be paid or offered in connection with the payment at Closing of any of the foregoing or resulting from the consummation of the transactions contemplated hereby.

“Infringement” or “Infringe” means that a given item or activity directly or indirectly infringes, misappropriates, constitutes unauthorized use of, or otherwise violates the Intellectual Property Rights of, any Person.

“Intellectual Property Rights” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (i) all patents and industrial designs and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (ii) all trade secrets, know-how and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (iii) all copyrights, copyrights registrations and applications therefor (“Copyrights”); (iv) all uniform resource locators, email and other internet addresses and domain names and applications and registrations therefor; (v) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (vi) rights of publicity; (vii) moral rights and rights of attribution; and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Key Employee” means Steven I. Sarowitz, Jenifer Page, Victor Lobo, Robert Brose, Jade Boneff-Walsh and Judson Ely.

“Knowledge,” including the phrase “to the Company’s Knowledge,” means the actual knowledge of each of Steven I. Sarowitz, Jenifer Page, Victor Lobo, Robert Brose, Jade Boneff-Walsh and Judson Ely, and the knowledge either such person would reasonably be expected to know after reasonable investigation into the subject matter of the representation, warranty or other statement qualified by such phrase.

“Law” or “law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement of a Governmental Body.

“Lien” and “lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has, or would reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations of the Company other than an adverse change or effect resulting from, arising out of, or attributable to (except to the extent, in the case of clauses (i) through (ix) below, they have a disproportionate effect on the Company as compared to the other companies in the industry in which the Company operates) (i) change, event or effect, or series of changes, events or effects adversely affecting (A) the U.S. economy or the economy of any other jurisdiction in which the Company operates, or the global economy generally, capital, financial, banking, commodities, credit or securities markets generally, including changes in interest or exchange rates or (B) the Company’s industry or markets generally (including in each of clauses (i)(A) and (i)(B) above, any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing), (ii) any change in applicable Laws or the interpretation or enforcement thereof; (iii) actions required to be taken under applicable Laws or Contracts disclosed in the Disclosure Schedules attached to this Agreement; (iv) any change in GAAP; (v) acts of God, including earthquakes, storms, severe weather, fires, floods, natural disasters, epidemics and pandemics, in each case, that result in a publicly-declared state of emergency; (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving any jurisdiction in which the Company operates; (vii) statements made by, or actions taken by, actions requested by, or actions consented to by, the Purchaser or any of its Affiliates; (viii) labor dispute, disruption or shortage involving employees or independent contractors of the Business or any of their suppliers; and (ix) any matter disclosed on any Disclosure Schedules.

“Membership Interests” means the Company’s membership interests.

“Memorandum of Understanding” means a Memorandum of Understanding, dated June 30, 2014, by and among the Company, the Purchaser, Paylocity Holding Corporation, a Delaware corporation, and Steven I. Sarowitz.

“Moral Rights” means moral or equivalent rights, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Non-Competition and Non-Solicitation Agreement” means a Non-Competition and Non-Solicitation Agreement, dated June 30, 2014, by and among the Company, the Purchaser, Paylocity Holding Corporation, a Delaware corporation, and Steven I. Sarowitz.

“Open Source Software” means any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Order” or “order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Organizational Documents” means the certificate of formation of the Company (the “Company Charter”) and the Company LLC Agreement, each as amended, as in effect on the date hereof.

“Outstanding Membership Interests” means the Membership Interests outstanding immediately prior to the Closing and entitled to receive consideration in respect of the Acquisition.

“Percentage” means, with respect to each Equityholder, the fraction (expressed as a percentage) represented by the aggregate number of Membership Interests held by such Equityholder immediately prior to the Closing divided by the number of Outstanding Membership Interests.

“Person” means a natural person or an Entity.

“Personal Data” means (i) any information related to an identified or identifiable natural person, living or deceased, or that alone or in combination with other information held by the Company, can be used to specifically identify a Person or a specific device, (ii) any non-personally identifying information, including aggregate or de-identified data, (iii) any information collected automatically, including data collected through a mobile or other electronic device, and (iv) any information defined as ‘personal data’ or ‘personal information’ or the equivalent under Privacy Laws.

“Permitted Liens” means (i) statutory Liens and other charges and assessments of any Governmental Body for the payment of current Taxes that are not yet due or payable for which reserves are properly made in accordance with the Accounting Principles; (ii) Liens imposed by Law, such as carriers’, material men’s, mechanics’, warehousemans’, and other like Liens incurred in the ordinary course of business with respect to which payment is not due; (iii) statutory or common law Liens to secure obligations to landlords, lessors, or renters, in each case incurred in the ordinary course of business and that do not materially impair the Company’s ownership or use of such property or assets or operation of its business; and (iv) liens that by their terms are released at the Closing.

“Post-Closing Payment Schedule” means, in the case of an Additional Payment, a payment spreadsheet delivered to Purchaser by the Equityholders (which shall take into account any reasonable comments from the Purchaser that the Equityholders shall determine in good faith are appropriate to ensure that the items set forth therein conform with the provisions of this Agreement and the Company LLC Agreement) setting forth, with respect to each Equityholder and any other Person, the portion of the such Additional Payment that is payable pursuant to the Company LLC Agreement, any other Person holding Equity Interests or any Person entitled to any Transaction Bonus, taking into account all previous distributions made to such Persons.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Pre-Closing Taxes” means, without duplication, all Taxes for which the Company, the Equityholders or any Affiliates thereof are liable (i) with respect to any Pre-Closing Tax Period; (ii) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing; (iii) as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; and (iv) arising out of or resulting from the transactions contemplated hereby, in each case, together with any interest, penalties and additions to Tax with respect to any of the foregoing.

“Purchase Price” means the sum of the Closing Purchase Price, plus the portion of the Escrow Funds that is payable to the Equityholders pursuant to the terms of this Agreement.

“Shrink-Wrap Code” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than $50,000 for a perpetual license for a single user or workstation (or $200,000 in the aggregate for all users and work stations).

“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and related documentation.

“Subsidiary(ies)” means any Entity Controlled, directly or indirectly, by another Person.

“Tax” or “Taxes” means, whether disputed or not, (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment related tax (including employee withholding or employer payroll tax or FICA), social security, unemployment, production, capital gains, goods and services, alternative or add-on minimum, environmental, excise, escheat, unclaimed property obligation, severance, stamp, occupation, property and estimated taxes, withholding or backup withholding, severance tax, customs duties, fees, and any other governmental charges in the nature of taxes, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision) or otherwise.

“Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Technology” means (i) Software, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, (vi) devices, prototypes, designs and schematics, and (vii) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

“Transaction Agreements” means this Agreement, the Escrow Agreement and any agreement entered into in connection with or pursuant to this Agreement, including without limitation, each Non-Competition Agreement and each Support and Release Agreement, and any amendments to the foregoing.

“Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to (i) if the Closing Working Capital is greater than the Working Capital Target, an amount equal to the Closing Working Capital minus the Working Capital Target (which Working Capital Adjustment Amount, for the avoidance of doubt, will be a positive number), or (ii) if the Closing Working Capital is less than the Working Capital Target, an amount equal to the Closing Working Capital minus the Working Capital Target (which Working Capital Adjustment Amount, for the avoidance of doubt, will be a negative number).

“Working Capital Target” means $50,000.

1.13         Required Withholding. Notwithstanding anything in this Agreement to the contrary, the Purchaser and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement or any other Transaction Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments to such Person under the Code or under any other applicable Tax Law. To the extent that amounts are so withheld or deducted, such amounts shall be treated for all purposes of this Agreement or such other Transaction Agreement as having been paid to the applicable Person for which such withholding or deduction was made, and such amounts shall be delivered by the Purchaser or the Company, as appropriate, to the applicable taxing authority.

2.              Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth in the correspondingly numbered disclosure schedules hereto (the “Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, that the following representations are true and complete as of the Closing Date:

2.1           Organization, Good Standing, Corporate Power and Qualification.

(a)           The Company is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Illinois. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would be material to the Company.

(b)          The Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, use and distribute its assets in the manner in which its assets are currently owned, used and distributed; and (iii) to perform its obligations under all Contracts to which it is a party, except where the failure to have such power and authority would not reasonably be expected to be material to the Company.

(c)           The Company has no Subsidiaries. The Company does not currently own or Control, directly or indirectly, any Equity Interest in any other Entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.2           Capitalization. Schedule 2.2 sets forth a true and complete list of the number and class of authorized, issued and outstanding Equity Interests of the Company, the names of the record holders thereof, and the number and class of Equity Interests held by each such holder. All of the issued and outstanding Equity Interests of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance in all material respects with all applicable federal and state securities Laws. Except as set forth on Schedule 2.2, there are no outstanding subscriptions, options, restricted units, equity appreciation rights, profit participation, phantom stock or similar rights, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, other Equity Interests of the Company. Except as set forth on Schedule 2.2, there are no agreements to which the Company is a party with respect to the voting of any Equity Interests of the Company or which restrict the transfer of any such Equity Interests. Except as set forth on Schedule 2.2, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any other Equity Interests or any other securities of the Company, and no member or beneficial owner of any Equity Interests of the Company has redeemed any Equity Interests in the past three years. Except as set forth on Schedule 2.2, the Company is not under any material obligation to register under the Securities Act of 1933, as amended (the “1933 Act”), any of its currently outstanding Equity Interests or any Equity Interests issuable upon exercise or conversion of its currently outstanding Equity Interests.

2.3           Authorization. All corporate or similar action required to be taken by the Company in order to authorize the Company to enter into the Transaction Agreements, has been taken or will be taken prior to the Closing. All action on the part of the officers, managers and Equityholders of the Company necessary for the execution and delivery of the Transaction Agreements and the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company and the other parties thereto, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any material violation or be in conflict with the Organizational Documents.

2.4           Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Body is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

2.5           Litigation. Except as set forth on Schedule 2.5, there is not now, nor has there ever been, any claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending nor to the Company’s Knowledge, is there currently threatened, nor to the Company’s Knowledge, is there any reasonable basis therefor, (i) against the Company or any officer or manager thereof, as applicable; or (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements. Neither the Company nor, to the Company’s Knowledge, any officer, manager, Equityholder or employee of the Company is a party to or is named in or subject to the provisions of any Order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, managers, Equityholders or employees, such as would reasonably be expected to affect the Company in any material respect). Except as set forth on Schedule 2.5, there is no action, suit, proceeding or investigation by the Company pending or that the Company intends to initiate, including, without limitation, actions, suits, proceedings or investigations pending or threatened by the Company in writing (or any reasonable basis therefor exists) involving the prior employment of any of the Company’s Employees or independent contractors, their services provided in connection with the Company, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.6               Intellectual Property.

(a)               The Company owns, or possesses sufficient legal rights allowing it to use, all Company Intellectual Property in the conduct of the Company’s business as now conducted in a manner that would not conflict with or Infringe the rights of others. The Company is the sole and exclusive owner of each item of Company Owned IP (including all Company Registered IP and all material unregistered Trademarks listed in Schedule 2.6(b)), free and clear of all liens, restrictions, licenses or encumbrances, other than non-exclusive licenses of the Company Owned IP granted to the Company’s customers in the ordinary course of business pursuant to the Company’s standard form of license.

(b)               The Company has taken commercially reasonable steps to maintain its rights in the Company Intellectual Property and in all registrations and applications for registration of the Company Owned IP. The Company has taken commercially reasonable steps to protect respects the confidentiality of confidential information that is material to the Company and the trade secrets of the Company, and any third party that has provided any confidential information or trade secrets to the Company. Schedule 2.6(b) lists (i) all Company Registered IP and all material unregistered Trademarks used by the Company, (ii) all actions that must be taken by the Company within 90 days of the date of this Agreement with respect to the Company Registered IP (including payment of registration, application, filing, maintenance, registrar and other fees and filing of documents, applications or certificates), and (iii) any proceedings or actions pending, or to the Company’s Knowledge, threatened before any court, Governmental Body, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered IP. With respect to each item of Company Registered IP, (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant Patent, copyright, trademark or other authorities, Governmental Bodies, or registrars in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Registered IP; (B) each such item is currently in compliance with formal legal requirements in all material respects (including payment of filing, examination and maintenance fees and proofs of use); (C) each such item is subsisting, valid and enforceable; and (D) each such item is not subject to any unpaid maintenance fees or Taxes that are due. To the Company’s Knowledge, there are no facts, information or circumstances, including any information or facts that would constitute prior art (with respect to Patents) or prior use (with respect to Trademarks), that would render any of the Company Registered IP invalid or unenforceable in any material respect or would affect any pending application for any Company Registered IP in any material respect. The Company has not misrepresented, or failed to disclose, any material facts or circumstances in connection with any such registration, or in connection with the application for registration of any other Company Intellectual Property, that would, to the Company’s Knowledge, constitute Fraud or a misrepresentation with respect to such registration or application or that would, to the Company’s Knowledge, otherwise affect the enforceability of any Company Registered IP in any material respect.

(c)               All Company Owned IP is fully transferable, alienable, and licensable to any Person whatsoever by the Company without restriction and without payment of any kind to any third party. Neither this Agreement nor the transactions contemplated by this Agreement, will cause: (i) the Company to grant to any third party any right to or with respect to any Company Intellectual Property, (ii) the Company to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its business, (iii) the Company to lose any rights in or to any Company Intellectual Property, or (iv) the Company to be in violation of any Contract provision (including restriction on assignment) or to be obligated to pay any royalties or other fees or consideration with respect to any Intellectual Property of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(d)               Schedule 2.6(d)(i) lists all Company Products by name and version number, as applicable. Schedule 2.6(d)(ii) lists all Technology (except for Shrink-Wrap Code) by name and version number, as applicable, that is included in the Company Products or is used in or necessary for the conduct of the business of the Company as currently conducted by the Company and, in each case of Schedules 2.6(d)(i) and 2.6(d)(ii), specifies whether such Company Product or Technology is owned or licensed by the Company or otherwise provided by third parties. With respect to Company Products, (i) to the Company’s Knowledge, there have been and are no material defects, malfunctions or nonconformities, (ii) there have been and are no claims asserted against the Company, or to the Company’s Knowledge, any of its customers or distributors related thereto, nor have there been any threats thereof; and (iii) the Company has not been nor is required to recall, or otherwise provide notices regarding the operation of, any Company Products. All Company Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product, or data or other software of users (“Contaminants”). The Company has taken commercially reasonable steps to prevent the introduction of Contaminants into Company Products and Company Owned IP.

(e)               To the Company’s Knowledge, no Person is Infringing any Company Intellectual Property.

(f)                Schedule 2.6(f) lists all Contracts under which a third party licenses or provides any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property) to the Company, excluding any licenses for Shrink-Wrap Code or for Open Source Software. The Company is in all material respects in compliance with all licenses governing third party Intellectual Property. Other than Intellectual Property licensed to the Company under (i) licenses for the Open Source Software listed in Schedule 2.6(l), (ii) licenses for Shrink-Wrap Code and (iii) the licenses set forth in Schedule 2.6(f), no third party Intellectual Property is used in or necessary for the conduct of the business of the Company as it currently is conducted by the Company, including the design, development, manufacture, use, hosting, marketing, import for resale, distribution, provisioning, licensing out and/or sale of all Company Products.

(g)               The operation of the business of the Company as it has been conducted since the inception of the Company, as currently conducted and as is currently contemplated to be conducted by the Company, and the design, development, use, hosting, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, provision, distribution and licensing out of any Company Product, has not Infringed, and does not Infringe any Intellectual Property Rights of any Person. The Company has not received any written communications asserting that the Company has violated or, by conducting its business, would violate any of Intellectual Property Rights of any other Person. The Company has not received, and, to the Company’s Knowledge, is not aware of any particular facts that would reasonably result in receiving, written notice from any Person directing the Company to review or consider the applicability of such Person’s Intellectual Property Rights to the business and/or the Company Intellectual Property or claiming that the operation of the business of the Company or any act, product, technology or service of the Company Infringes any Intellectual Property Right of any Person (including, without limitation, any demand or request that the Company license any rights from a third party).

(h)               The Company has obtained and possesses valid licenses to use all of the software programs used in the Business and present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its Employees for their use in connection with the Company’s business.

(i)                 Each Employee, consultant and independent contractor of the Company has assigned to the Company all Intellectual Property Rights he or she owns that are related to the Company’s business as now conducted. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for Employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions for consultants or independent contractors (the “Consultant Proprietary Information Agreement”) are attached to Schedules 2.6(i)(i) and 2.6(i)(ii), respectively. Each (i) current and former employee of the Company, (ii) current and former consultant or independent contractor of the Company, and (iii) individual who has been involved in the creation, invention or development of Intellectual Property or Company Products for or on behalf of the Company (each, a “Contributor”), has executed and delivered (and to the Company’s Knowledge is in compliance with) the applicable form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement that does not deviate in any material respect from such standard forms. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any Moral Rights, with respect to Company Products or Company Intellectual Property, nor has any Employee, consultant, or independent contractor made any assertions with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion.

(j)                 To the Company’s Knowledge, no Company Intellectual Property is subject to any Order, any proceeding in which an Order is sought, or any agreement, that does or would in any manner restrict, condition and/or materially affect the validity or enforceability thereof, or the use, transfer or licensing thereof by the Company.

(k)               No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Products or Company Owned IP. The Company is not nor ever was a member or promoter of, or a contributor to, any industry standards body or other organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Owned IP.

(l)                 Schedule 2.6(l) lists all Open Source Software that has been incorporated into, integrated with, combined with or linked to any Company Product or Company Owned IP in any way, or from which any Company Product or Company Owned IP was derived, and describes the manner in which each such Open Source Software was incorporated into, integrated with, combined with or linked to any such Company Product or Company Owned IP (such description shall include whether (and, if so, how) the Open Source Software was modified, distributed, conveyed or licensed out by the Company). The Company has not used Open Source Software in any manner that would reasonably, with respect to any Company Product or any Company Owned IP, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company with respect to Company Owned IP or grant, or purport to grant, to any third party, any rights or immunities under Company Owned IP or (v) impose any other material limitation, restriction, or condition on the right of the Company with respect to its use or distribution. With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto.

(m)             Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person; agreed to disclose, deliver or license to any Person; or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product or Company Owned IP, except for disclosures to Employees, consultants, or independent contractors under binding written agreements that prohibit use or disclosure except in the performance of services to the Company.

(n)               The Company is, and in the past six years has been, in compliance with (A) all applicable US and non-US national, supranational, federal, state, provincial, local and other laws, rules and regulations, including as may be interpreted by any Governmental Body from time to time, pertaining to (i) privacy and (ii) the collection, storage, use, access, disclosure, processing, security, sharing, analysis, transfer, anonymization, pseudonymization or deletion of Personal Data (referred to collectively in this Agreement as “Privacy Activities”) ((i), (ii) and Data Laws (as defined below) together, “Privacy Laws”); and (B) all fiduciary duties and all Contracts (or portions thereof) to which the Company is a party that are applicable to Privacy Activities, including the Company’s contractual commitments to third party analytics and advertising providers (collectively, “Privacy Agreements”). The Company has delivered to the Purchaser accurate and complete copies of all of the Privacy Agreements. The Company has implemented all required and commercially appropriate policies and issued all required and commercially appropriate notices and statements relating to Privacy Activities, including, without limitation, a publicly posted website privacy policy and a mobile app privacy policy (collectively, “Privacy Policies”). The Company has made available a true, correct and complete copy of each Company Privacy Policy in effect at any time since inception of the Company. At all times, the Company has been and is in compliance in all material respects with all such Privacy Policies, has at all times made all disclosures to users or customers, and obtained consents from users or customers, required by applicable laws, and none of such disclosures has been inaccurate, misleading or deceptive or in violation of any applicable laws. The Company has made all required filings, declarations, and statements, and obtained all required approvals, authorizations or similar relating to Personal Data in respect of all relevant Government Bodies. The Company has obtained and retained all required consents from Persons regarding its Privacy Activities. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy Policies or any applicable Privacy Laws in any material respects.

(o)               The Company is, and in the past six years has been, in compliance with (A) all applicable US and non-US national, supranational, federal, state, provincial, local and other laws, rules and regulations, including as may be interpreted by any Governmental Body from time to time (“Data Laws”), pertaining to data security, data protection, cybersecurity and e-commerce (referred to collectively in this Agreement as “Data Activities”); (B) the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS) and all other applicable security rules and requirements as may be promulgated from time to time by the PCI Security Standards Council, by any successor thereto, by any member thereof, or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, merchant bank or issuing bank, including, without limitation, all merchant- and service-provider-specific requirements, the Payment Application Data Security Standards (PA-DSS) and all audit, scanning and filing requirements; (C) all applicable industry guidelines and codes and self-regulatory programs, including but not limited to the Digital Advertising Alliance Self-Regulatory Program; and (D) all fiduciary duties and all Contracts (or portions thereof) to which the Company is a party that are applicable to Data Activities, including the Company’s contractual commitments to third party analytics and advertising providers (collectively, “Data Agreements”). The Company has delivered to the Purchaser accurate and complete copies of all of the Data Agreements. The Company has implemented all required and commercially appropriate policies and issued all required and commercially appropriate notices and statements relating to Data Activities and Privacy Activities, including, without limitation, a comprehensive information security program that includes appropriate written information security policies (collectively, “Data Security Policies”). The Company has made available a true, correct and complete copy of each Company’s Data Security Policy in effect at any time since inception of the Company. At all times, the Company has been and is in compliance with all such Data Security Policies, has at all times made all disclosures to users or customers, and obtained consents from users or customers, required by applicable laws, and none of such disclosures has been inaccurate, misleading or deceptive or in violation of any applicable laws. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Data Agreements, the Data Security Policies or any applicable laws in any material respects.

(p)               There is no pending, nor in the past six years has there been any, complaint, audit, proceeding, investigation or claim against the Company initiated by (a) any Person or Entity; (b) the United States Federal Trade Commission, any state attorney general or similar state official; (c) any other Governmental Body; or (d) any regulatory or self-regulatory Entity alleging that any Data Activity or Privacy Activity of the Company (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements or Data Agreements, (C) is in violation of any Privacy Policies or Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(q)               At all times, the Company has taken commercially reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all data, including Personal Data, in its possession or control is protected (i) as required by Privacy Laws; and (ii) against damage; loss; and unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access, use or disclosure of data, including Personal Data, in the possession or control of the Company or, to the Company’s Knowledge, any of its contractors with regard to either any data, including Personal Data, obtained by, from or on behalf of the Company, or with regard to Privacy Laws. Nor has there been, any unauthorized intrusions or breaches of security into any Company systems. The Company contractually requires all third parties, including vendors, Affiliates, and other persons providing services to the Company that have access to or receive Personal Data from or on behalf of the Company to comply with all applicable Privacy Laws, and to take commercially reasonable steps to ensure that all Company Personal Data accessed by, or in such third parties’ possession or control, is protected (i) as required by Privacy Laws; and (ii) against damage, loss, unauthorized access, acquisition, use, modification, disclosure or other misuse. The Company has implemented and maintained, consistent with its contractual and other obligations to other Persons, commercially reasonable security and other measures reasonably necessary to protect all computers, networks, software and systems used in connection with the operation of the Company business (the “Information Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse. There have been no unauthorized intrusions or breaches of the security of the Company’s Information Systems, or events related to Information Systems, or to the Company’s Knowledge, any third party information systems or any Personal Data therein that require any notification to any Person, Entity or Governmental Body.

(r)                Schedule 2.6(r) lists all Contracts (other than the Company’s standard form customer agreement provided to the Purchaser’s counsel and entered into in the ordinary course of business) between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the Infringement by the Company or such other Person of the Intellectual Property of any third party. There are no pending or, to the Company’s Knowledge, threatened claims that Company provide an indemnification or assume any other obligation for any actual or alleged Infringement.

2.7               Compliance with Other Instruments. The Company is not in violation or default in any material respect of (i) any provisions of its Organizational Documents; (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) any provision of any federal or state statute, rule or regulation applicable to the Company. To the Knowledge of the Company, each party (other than the Company) to the Contracts referenced in (iii) and (iv) above is not in violation or default thereunder. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any material violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (x) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (y) an event that would reasonably be expected to results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company.

2.8               Agreements; Actions.

(a)               Schedule 2.8 sets forth all Contracts to which the Company is a party or by which it is bound (other than the Transaction Agreements) that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000 annually, (ii) the license of any Intellectual Property Rights, patent, Copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market or sell its products to any other Person or that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) indemnification by the Company with respect to infringements of proprietary rights, (v) Contracts for the lease of real property or real property interests to or by the Company, (vi) Contracts for Indebtedness, (vii) Contracts with any Governmental Body, (viii) Contracts by which the Company has granted any Person a power of attorney, (ix) Contracts with all Major Suppliers, Major Customers, Major ICPs and Major Channel Partners, and (x) any other Contract, or group of Contracts, the termination or breach of which would be, or would be reasonably expected to be material to the Company.

(b)               With respect to each such agreement required to be set forth on Schedule 2.8, (w) such agreement is legal, valid, binding, enforceable, free and clear of any Lien, and in full force and effect on identical terms as set forth in the copies provided to the Purchaser; (x) neither the Company, nor to the Company’s Knowledge, the other party(ies) thereto, is in breach or default, and no event has occurred, or will occur as a result of the transactions contemplated hereby, which with notice or lapse of time would reasonably be expected to constitute a breach or default, or permit termination, modification or acceleration, under such agreement; (y) neither the Company, nor to the Company’s Knowledge, the other party(ies) thereto, have repudiated or threatened to repudiate any provision of such agreement, and there is no dispute pending or, to the Company’s Knowledge, threatened under any such agreement; and (z) except as set forth on Schedule 2.8(b)(z) no such agreement would restrict in any way or require consent for the Purchaser to acquire the Company, as contemplated by this Agreement, or operate the business of the Company as it is currently being operated.

(c)               The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class of its Equity Interests, (ii) incurred any Indebtedness or incurred any other liabilities individually in excess of $50,000 or in excess of $100,000 in the aggregate, (iii) made any loans or advances to any Person, other than advances for travel expenses in the ordinary course of business, or (iv) sold, exchanged or otherwise disposed of any of its material assets or rights.

(d)               For the purposes of subsections (c) and (d) of this Section 2.8, all indebtedness, liabilities, understandings, instruments, Contracts and proposed transactions involving the same Person (including any other Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(e)               The Company is not a guarantor or indemnitor of any Indebtedness of any other Person.

2.9               Certain Transactions.

(a)               Other than standard employee benefits generally made available to all Employees (each of which is listed on Schedule 2.14), Schedule 2.9 sets forth a list of all Contracts, understandings or proposed transactions between the Company and any of its Employees, consultants, or independent contractors, as applicable, or any Affiliate thereof.

(b)               The Company is not indebted, directly or indirectly, to any of its Employees, as applicable, or to any of their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business and for other customary employee benefits made generally available to all Employees. Except as set forth on Schedule 2.9(b), none of the Equityholders, or the Company’s Employees, as applicable, or, to the Company’s Knowledge, member of their immediate families or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company. To the Company’s Knowledge, none of the Company’s Key Employees or any members of their immediate families or any Affiliate of any of the foregoing is, directly or indirectly, party to any contract with the Company. Except as set forth on Schedule 2.9(b), to the Company’s Knowledge, none of the managers, officers, or any member of their immediate families, has any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors.

2.10           Title to Property and Assets; Leases.

(a)               The Company does not own any real property, nor has the Company ever owned any real property. Schedule 2.10 sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of premises and the aggregate annual rental payable thereunder. The Company has provided the Purchaser with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”). All such Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would reasonably be expected to constitute a default) of the Company, or to the Company’s Knowledge, any other party thereto. The Company currently occupies all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.

(b)               All Leased Real Property is in good operating condition and repair (subject to normal wear and tear) and is suitable for the conduct of the Company’s business as currently conducted therein. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, violates any Law relating to such property or operations thereon. The Company could not be required to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. The Company has performed in all material respects its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not a party to any agreement or subject to any claim that could require the payment of any real estate brokerage commissions or finders’ fees, and no such commission is owed with respect to any of the Leased Real Property.

(c)               The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Financial Statements and (ii) Permitted Liens.

(d)               All equipment owned or leased by the Company currently in use and held for future use is (i) adequate for the conduct of the business of the Company as currently conducted in all material respects, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.11           Financial Statements. The Company has delivered to the Purchaser true, correct and complete copies of its unaudited consolidated financial statements for the years ended December 31, 2018, 2019 and 2020, and its unaudited consolidated financial statements for the six-month period ended June 30, 2021 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with the Accounting Principles, applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the consolidated financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no liabilities or obligations, contingent or otherwise, other than liabilities incurred in the ordinary course of business since the date of the most recent Financial Statements, which, in all such cases, individually and in the aggregate are not material to the consolidated financial condition and operating results of the Company. The Company maintains a standard system of accounting established and administered in accordance with the Accounting Principles.

2.12           Changes. Since December 31, 2020, there has not occurred any Material Adverse Effect. From such date, the Company has conducted its business in all material respects in the ordinary course of business consistent with past practices, and except as set forth on Schedule 2.12, the Company has not had:

(a)               any failure to preserve intact in all material respects the Company’s present business organization and to keep available the services of its officers, managerial personnel and Key Employees or independent contractors and preserve in all material respects its relationships with customers, suppliers and others having business dealings with it;

(b)               any failure to maintain its assets in their current condition, except for ordinary wear and tear;

(c)               any waiver or compromise by the Company of a material right or of a material debt owed to it;

(d)               any satisfaction or discharge of any material lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business;

(e)               any change to a material Contract or agreement by which the Company or any of its assets is bound or subject;

(f)                any material change in any compensation arrangement or agreement with any Employee, member or equityholder, as applicable;

(g)               any resignation or termination of employment of any officer or Key Employee of the Company;

(h)               any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except for Permitted Liens;

(i)                 any loans or guarantees made by the Company to or for the benefit of its Employees, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business consistent with past practices;

(j)                 any declaration, setting aside or payment or other distribution in respect of any of the Company’s securities, or any direct or indirect redemption, purchase, or other acquisition of any of such securities by the Company;

(k)               any sale, assignment or transfer of any Company Intellectual Property, except in the ordinary course of business;

(l)                 receipt of notice that there has been a loss of, or order cancellation by, any Major Customer;

(m)             any change in the Tax reporting or Tax accounting policies or practices used by it; made, changed, or revoked any Tax election, amended any Tax Return, settled or compromised any Tax claim or assessment; surrendered or abandoned any right to claim a refund of Taxes or consented to extend or waive the statute of limitations applicable to any Tax claim or assessment;

(n)               any change of any material accounting principles, practices or procedures used by it;

(o)               any material change of its practices and procedures with respect to the collection of accounts receivable or offered to discount any material amount of any account receivable or extended any other material incentive (whether to the account debtor or any Employee or third party responsible for the collection of receivables) with respect thereto;

(p)               any material change in the vesting terms, including adding any acceleration provisions, to any Equity Interests of the Company issued under the Equity Incentive Plan; or

(q)               any arrangement or commitment by the Company to do any of the things described in this Section 2.12.

2.13           Compliance with Laws. The Company is currently and has been in the past three years in compliance in all material respects with all applicable Laws. To the Company’s Knowledge, no investigation or review by any Governmental Body is pending or threatened against the Company.

2.14           Employee Matters and Employee Benefit Plans.

(a)               As of the date of this Agreement, the Company employs the respective number of full-time Employees and part-time Employees and engages the number of consultants and independent contractors set forth on Schedule 2.14(a). Schedule 2.14(a) sets forth with respect to each such officer, manager, employee, consultant and independent contractor the following: a detailed description of all compensation, including salary, bonus, severance obligations, profit sharing, incentive plan, phantom equity Contract or plan and deferred compensation paid or payable for each officer, manager, Employee, consultant and independent contractor of the Company; the work location; date of hire; leave of absence status; and, with respect to its employees, whether such employee is classified as exempt or non-exempt under the Fair Labor Standards Act or other applicable Law. To the Company’s Knowledge, no current, or former, consultant or independent contractor has a basis for a claim or any other allegation with respect to (i) the classification or misclassification thereof as a consultant or as an independent contractor or (ii) any other matter arising from or related to the contractual relationship between the Company and such consultant or independent contractor, including but not limited to wage and hour claims.

(b)               To the Company’s Knowledge, none of its Employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such Employee’s ability to provide his or her services to the Company or that would reasonably be expected to conflict with the Company’s business. Neither the execution or delivery by the Company of the Transaction Agreements, nor the carrying on of the Company’s business by the Employees of the Company, nor the conduct of the Company’s business as now conducted and as currently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such Employee is now obligated.

(c)               The Company is not delinquent in payments to any of its Employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such Employees, consultants or independent contractors. The Company is and has in the past three years been in compliance in all material respects with all applicable Laws relating to its Employees and any candidates for employment, including, but not limited to, wages, hours, overtime and overtime payment, illness payments, working during rest days, social benefits contributions, severance pay, pension and other retirement benefits, termination of employment, notices to employees, engagement of service providers, collective bargaining, discrimination, civil rights, safety and health, immigration, privacy issues, fringe benefits, employment practices, recruitment of employees, workers’ compensation, work authorization documents, visa permits and governmental permits regarding employment and the collection and payment of withholding and/or social security Taxes and any similar Tax. The Company has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from Employees of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)               No officer or Key Employee has provided written notice of, or to the Company’s Knowledge has otherwise expressed, his or her intention to terminate employment with the Company or is otherwise reasonably likely to become unavailable to continue as an officer or a Key Employee. The Company does not have a present intention to terminate the employment of any officer or Key Employee. The employment of each Employee of the Company is terminable at the will of the Company. Except as required by law, upon termination of the employment of any such Employees or officers, no severance or other payments will become due. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)               Except as set forth on Schedule 2.14(e), the Company has not made any representations regarding equity incentives to any Employee, consultant or independent contractor.

(f)                Except as set forth on Schedule 2.5, each former employee of the Company whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g)               The Company is not engaged in, nor has it engaged in, an unfair labor practice and is not the subject of any action that asserts that the Company has committed an unfair labor practice. Except as set forth on Schedule 2.5, no actions from, or on behalf of, any Employee or consultant or independent contractor is or has ever been pending or, to the Company’s Knowledge, threatened against the Company. To the Company’s Knowledge, the Company is not presently, nor has it been in the last three years, the subject of any audit or investigation by any Governmental Body with respect to any of its employment policies or practices and the Company is not party to, nor is otherwise bound by, any consent decree with, or any citation or other Order by, any Governmental Body relating to any employee or employment practice.

(h)               The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union or other collective group, and no labor union or other collective group has requested or, to the Knowledge of the Company, has sought to represent any of the Employees, consultants, independent contractors, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending or to the Knowledge of the Company threatened, nor is the Company aware of any labor organization activity involving its Employees.

(i)                 To the Knowledge of the Company, none of the Key Employees, officers or managers of the Company, within the past six years, has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended or vacated; in each case as would reasonably be expected to affect the Company in any material respect.

(j)                 No current or former Employee is or has been misclassified by the Company under the Fair Labor Standards Act or other applicable Law, and the Company has not received any written notice from any Person disputing the classification of any Employee. No consultant or independent contractor is eligible to participate in any Employee Company Benefit Plan, and the Company has received no written notice from any Governmental Body disputing the classification of a consultant or an independent contractor. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as Employees of the Company. The Employees of the Company are correctly classified as either exempt or non-exempt employees under the Fair Labor Standards Act or applicable Law. The Company maintains accurate and complete records of all hours worked by each non-exempt employee eligible for overtime compensation and compensates all Employees in accordance with the requirements of the Fair Labor Standards Act and any other applicable Law.

(k)               No allegation, complaint, charge or claim of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) has been made to the Company against any individual who is or was an officer, director, manager or supervisory-level employee of the Company in such person’s capacity as such or, to the Company’s Knowledge, in any other capacity. The Company has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any agreement or provision similar to any of the foregoing relating to any Sexual Misconduct Allegation against the Company or any Person who is or was an officer, director, manager, employee, consultant or independent contractor of the Company.

(l)                 Schedule 2.14(l) sets forth a complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any commitment to establish or enter into any new Company Employee Plan or new Employee Agreement, to modify any Company Employee Plan or Employee Agreement or the terms of the applicable Company Employee Plan or Employee Agreement.

(m)             The Company has made available to Purchaser (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable law with respect to each Company Employee Plan, (v) all material written Contracts relating to each Company Employee Plan, including administrative service Contracts and group insurance Contracts, (vi) all material communications provided by the Company to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all correspondence between the Company and any Governmental Body relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (viii) model COBRA and HIPAA forms and related notices, if any, (ix) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, if any, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) any written reports constituting a valuation of the Company’s capital stock for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm, and (xii) the most recent United States Internal Revenue Service (or any other applicable Tax Authority) determination or opinion letter issued with respect to each Company Employee Plan for which determination letters are currently available.

(n)               The Company has performed in all material respects its obligations required to be performed by it under, is not in default or violation of, and, as of the date hereof, the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws in all material respects, including ERISA or the Code and all other applicable Laws, including but not limited to automatic enrollment obligations under the UK Pensions Act 2008. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or an opinion letter upon which it can rely, if applicable) as to its qualified status under the Code, and there has been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan that is subject to ERISA can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without any liability to the Purchaser, the Company or any ERISA Affiliate, other than ordinary administration expenses. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the United States Internal Revenue Service, United States Department of Labor or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980H of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. The Company is not party to any agreement with a professional employer organization or similar association.

(o)               Neither of the Company nor any ERISA Affiliate (including any previous ERISA Affiliate) has ever maintained, established, sponsored, participated in, contributed to, or been required to contribute to any Pension Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or Section 430 of the Code. No Pension Plan maintained, established, sponsored, participated in, contributed to, or been required to contribute to by the Company or its ERISA Affiliates has ever held, within the meaning of ERISA, employer real property or employer securities as a plan assets. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides group health benefits to Employees (including any such plan pursuant to which a stop loss policy or Contract applies). At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(p)               No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post termination or retiree life insurance, health or other welfare benefits to any Person for any reason, except as may be required by COBRA, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute.

(q)               The Company and each ERISA Affiliate has, prior to the date hereof, complied in all material respects with the Patient Protection and Affordable Care Act, COBRA, the Family Medical Leave Act of 1993, as amended, or similar state or local Laws, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state Law applicable to its employees or compliance with those provisions has been delegated to a third-party administrator, and the Company does not have any Knowledge of any non-compliance by such administrator . The Company has no unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state or local Law governing health care coverage or extension.

(r)                Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

2.15           Insurance. Schedule 2.15 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and managers of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. To the Company’s Knowledge, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, to the Company’s Knowledge, there is no pending claim of which the total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect in all material respects. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.16           Taxes.

(a)               All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of the Company (whether or not shown on any Tax Return) have been fully and timely paid. There are no Tax liens upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

(b)               The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws. The Company has collected all sales and use Taxes required to be collected, including without limitation, value added tax for services provided by third parties, and has remitted such amounts to the appropriate taxing authorities. The Company has complied in all material respects with all information reporting and backup withholding requirements, in respect of payments made by the Company, including maintenance of required records with respect thereto.

(c)               The Company has delivered to the Purchaser complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company relating to all Tax periods since 2018. No audit report has been issued relating to any Taxes due from or with respect to the Company. To the Company’s Knowledge, there are no audits, examinations or investigations of the Company by any taxing authority in progress, nor has the Company received any written notice from any taxing authority that such authority intends to conduct such an audit, examination or investigation. To the Company’s Knowledge, no assessment of Tax has been proposed against the Company or any of its assets or properties, which remains unpaid or unresolved. No claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns to the effect that the Company is or may be subject to Tax in that jurisdiction. The Company does not have, nor has it ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to Tax in such country. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and the Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(d)               The Company has not (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (ii) requested any extension of time within which to file any Tax Return; (iii) granted any extension for the assessment or collection of Taxes; (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter; (v) entered into any arrangement that would not meet the requirements of Section 409A of the Code; or (vi) entered into or is bound by or has any obligation under any Tax sharing, Tax allocation, Tax indemnity agreement or similar arrangement. The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e)                The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) (or any corresponding or similar provision of state, local or foreign Tax Law).

(f)               The Company has not distributed stock of another Person, nor has the Company had its Membership Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g)               The Company is not subject to withholding under Section 1445 of the Code with respect to any transaction contemplated hereby, and the Company has no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract, or otherwise. The Company has not been a member of any affiliated group (as defined in Section 1504(a) of the Code) or consolidated, combined or unitary group for purposes of any other Taxes. The Company is not a “controlled foreign corporation” as defined in Section 957 of the Code. The Company is not a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(h)               None of the Company Entities have deferred the payment of any “applicable employment taxes” under Section 2302 of the CARES Act. None of the Company Entities have claimed the “employment retention credit” within the meaning of Section 2301 of the CARES Act or any other tax credit applicable to employment taxes under the Families First Coronavirus Response Act of 2020.

(i)               The Company did not elect into the audit procedures under Section 1101 of the Bipartisan Budget Act of 2015 for any taxable year ending on or prior to December 31, 2017.

(j)                At all times since formation, the Company has been a partnership for U.S. federal income tax purposes.

2.17           Permits. The Company represents and warrants that, except as disclosed on Schedule 2.17, it (i) has all licenses, registrations, authorizations, approvals, and similar authority necessary for the conduct of the Company’s business in all material respects; (ii) is not in default or noncompliance in any material respect as it relates to any license, registration, authorization, approval, or similar authority necessary for the conduct of the Company’s business; and (iii) has no Knowledge of any effort or actions (threatened or otherwise) by any Government Body to terminate, suspend, limit, or reject renewal of any license, registration, authorization, approval, or similar authority necessary for the conduct of the Company’s business in all material respects.

2.18           Company Documents. The Organizational Documents of the Company are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of the members and managers, as applicable, and all actions by written consent without a meeting by the members and managers, as applicable, and accurately reflects all actions by the members and managers, as applicable, with respect to all transactions referred to in such minutes.

2.19           Environmental and Safety Laws. (a) The Company is and has been in compliance with all Environmental Laws in all material respects; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof (each, a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company during any time that such site has been owned, leased or otherwise used by the Company or its Affiliates, and, to the actual knowledge of the Company, at any other time; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Body in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchaser true and complete in all material respects copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments. For purposes hereof, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.20           Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Agreement to which the Company is a party or any transaction contemplated hereby or thereby.

2.21           Customers and Suppliers. Schedule 2.21 sets forth a list of the top 20 suppliers of goods or services to the Company, but excluding Major ICPs (as defined below), based on the amount paid by the Company during (i) the 12-month period ended on December 31, 2020, and (ii) the six-month period ended on June 30, 2021 (the “Major Suppliers”), together with in each case the accounts payable and the amount paid during such period. Schedule 2.21 also sets forth a list of all third party service providers contracted by the Company to process payroll for its customers during (i) the 12-month period ended on December 31, 2020, and (ii) the six-month period ended on June 30, 2021 (the “Major ICPs”), together with in each case the accounts payable and the amount paid during such period. Schedule 2.21 also sets forth a list of the top 20 customers of the Company based on the amounts invoiced by the Company during (i) the 12-month period ended on December 31, 2020, or (ii) the six-month period ended on June 30, 2021 (the “Major Customers”), together with in each case the amount of collections and accounts receivable during such period. Schedule 2.21 also sets forth a list of the top 5 channel partners of the Company based on the amounts invoiced by the Company during (i) the 12-month period ended on December 31, 2020, or (ii) the six-month period ended on June 30, 2021 (the “Major Channel Partners”), together with in each case the amount of collections and accounts receivable during such period. The Company is not engaged in any dispute with any Major Supplier, Major Customer, Major ICP or Major Channel Partner, and to the Knowledge of the Company, no Major Supplier, Major Customer, Major ICP or Major Channel Partner intends to terminate, materially limit, change any material terms of (including any announced or requested change in quantities or pricing) or materially reduce its business relations with the Company. To the Company’s Knowledge, the consummation of the transactions contemplated by this Agreement is not reasonably likely to have a materially adverse effect on the business relationship of the Company with any Major Supplier, Major Customer, Major ICP or Major Channel Partner. The Company has provided to the Purchaser or its counsel correct and complete copies of all Contracts with all Major Suppliers, Major Customers, Major ICPs and Major Channel Partners.

2.22           FCPA; Import/Export. Neither the Company nor any of its managers, officers, agents, Employees, consultants, independent contractors or representatives (in their capacities as such), has, in the past five years, (i) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, directly or indirectly through a third party, to any officer, Employee or representative of a foreign government or any department, agency or instrumentality thereof (including any state-owned enterprise), political party, political campaign or public international organization, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any applicable Law of similar effect; (ii) otherwise taken any action that would cause the Company to be in violation of the FCPA or any applicable Law of similar effect; (iii) made or authorized any unlawful import into or export from the United States in violation of the U.S. customs law, U.S. export laws, and associated regulations; (iv) is aware of any such violations committed by its agents; or (v) engaged in any activities in violation of U.S. anti-boycott laws or failed to report any boycott-related inquiries required under U.S. law. The Company has instituted and maintains policies and procedures designed to ensure, and that are reasonably expected to continue to ensure, compliance with the FCPA and U.S. customs and export laws and regulations.

2.23           Accounts Receivable. To the Company’s Knowledge, the debtors to which the accounts receivable of the Company relate are not in or subject to a bankruptcy or insolvency proceeding and none of such receivables has been made subject to an assignment for the benefit of creditors. All accounts receivable of the Company (i) are valid, existing and collectible within 90 days of the Closing Date without resort to legal proceedings or collection agents; (ii) represent monies due for goods sold and delivered or services rendered, in each case in the ordinary course of business; and (iii) are not subject to any material refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien. The Company has not received any written notice of any dispute regarding the collectability of any such accounts receivable. Amounts collected from a customer in respect of accounts receivable have been applied by the Company to the applicable invoice to which such amounts are due and payable, and not to the oldest unpaid receivable from such customer.

2.24           Restrictions on Business Activities. Except as set forth on Schedule 2.24, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has or would reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company, any acquisition of material property (tangible or intangible) by the Company, the conduct of business by the Company in the manner as presently conducted, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing and except as set forth on Schedule 2.24, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing or providing any products or services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.

2.25           Bank Accounts; Letters of Credit. Schedule 2.25 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto) and (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued).

2.26           Warranties. Schedule 2.26 includes a copy of the standard terms and conditions of sale, lease or license by the Company (including applicable warranty and indemnity provisions). Except as set forth on Schedule 2.26, no product or service of the Company is subject to any guaranty, warranty or other indemnity that extends beyond, in any material respect, the applicable standard terms and conditions of sale, lease or license. There is no claim, action, suit, investigation or proceeding pending against the Company, or to the Company’s Knowledge, threatened, relating to alleged defects in the products or services of the Company, or the failure of any such product or service to meet agreed-upon specifications, and to the Company’s Knowledge, there is no basis for any of the foregoing.

3.                   Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that the following representations are true and complete as of the Closing Date:

3.1               Organization, Good Standing, Qualification and Power. The Purchaser has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and has all requisite authority to (i) carry on its business as currently conducted and (ii) perform its obligations under all Transaction Agreements to which it is a party. The Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to prevent or materially impair the ability of the Purchaser to enter into the Transaction Agreements.

3.2               Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements to which it is a party. All corporate or similar action required to be taken by the Purchaser in order to authorize the Purchaser to enter into the Transaction Agreements, has been taken or will be taken prior to the Closing. All action on the part of the officers, directors and shareholders of the Purchaser necessary for the execution and delivery of the Transaction Agreements and the performance of all obligations of the Purchaser under the Transaction Agreements to be performed as of the Closing has been taken or will be taken prior to the Closing. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser and the other parties thereto will constitute valid and legally binding obligations of the Purchaser enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any material violation or be in conflict with the organizational documents of the Purchaser in any material respect. As of the date this Agreement is executed, the Purchaser has the financial wherewithal to comply with all of its obligations under the Transaction Agreements, including, without limitation, the payment of the Closing Purchase Price, and has no knowledge of any circumstance or set of circumstances that could render it unable to pay the Closing Purchase Price or to comply with its other obligations under the Transaction Agreements.

3.3              Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending, nor to the Purchaser’s Knowledge, is there currently threatened against the Purchaser that questions the validity of the Transaction Agreements or the right of the Purchaser to enter into them, or to consummate the transactions contemplated by the Transaction Agreements.

3.4               Brokers’ and Finders’ Fees. The Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Agreement to which the Purchaser is a party or any transaction contemplated hereby or thereby.

3.5               Investment. The Purchaser is purchasing the Membership Interests for investment for its own account, and not with a view to, or for the offer or sale in connection with, any distribution thereof. The Purchaser acknowledges that the Membership Interests have not been registered under the 1933 Act, or any state, local or foreign securities laws or other applicable Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the 1933 Act and any applicable state, local or foreign securities laws or other Laws or pursuant to an applicable exemption therefrom.

3.6               Investigation and Reliance. The only representations, warranties, statements or information written or oral made or provided by or on behalf of any Equityholder or the Company that the Purchaser is relying upon are the representations and warranties expressly set forth in Section 2 (as modified by the Disclosure Schedules) and the Transaction Agreements, and the Purchaser has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, advice, data or information made, communicated or furnished by or on behalf of any Equityholder, the Company, any of their respective representatives or Affiliates, including any projections, forecasts, estimates, appraisals, advice, data or information made, communicated or furnished by or through any agent, management presentations, data rooms (electronic or otherwise) or other due diligence information. Any claims that the Purchaser may have for breach of any representation or warranty shall be based solely on the representations and warranties of the Equityholders and the Company expressly set forth in Section 2 (as modified by the Disclosure Schedules) and the Transaction Agreements. Except as otherwise expressly set forth in this Agreement, the Purchaser understands and agrees that the Company, its assets, liabilities and properties are being furnished “as is” and “where is” subject to the representations and warranties contained in Section 2 (as modified by the Disclosure Schedules) without any other representations or warranties of any nature whatsoever.

4.                   Covenants.

4.1               Tax Returns; Liability for Taxes; Other Tax Matters.

(a)               The Equityholders, and at their cost and expense, shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Income Tax Returns of the Company relating solely to tax periods ending on or prior to the Closing Date which are due after the Closing Date. The Equityholders shall, at least 30 days prior to filing any such Income Tax Return (after giving effect to any valid extensions of time in which to make such filings) provide a copy of such Income Tax Return to the Purchaser (together with any supporting schedules, working papers and other relevant information reasonably requested by the Purchaser) for Purchaser’s review and comment. The Equityholders shall consider in good faith any reasonable comments provided by the Purchaser within 15 days of delivery of such Tax Return.

(b)               Except as set forth in Section 4.1(a), the Purchaser shall prepare or cause to be prepared, any Tax Return that is required to be filed by or on behalf of the Company after the Closing Date with respect to any Pre-Closing Tax Period or any Straddle Period. The Purchaser shall deliver a copy of such Tax Return to the Sarowitz Trust, as the holder at the Closing of the majority of the Membership Interests, on behalf of the Equityholders at least 30 days prior to the due date for filing (after giving effect to any valid extensions of time in which to make such filings) any such Tax Return (together with any supporting schedules, working papers and other relevant information reasonably requested by Sarowitz Trust) for review and comment by the Sarowitz Trust. The Purchaser shall consider in good faith any reasonable comments made by the Sarowitz Trust at least 15 days prior to the due date for filing any such Tax Return (after giving effect to any valid extensions of time in which to make such filings). The Purchaser shall file or cause to be filed such Tax Return with the appropriate Governmental Body and will provide a copy of such filed Tax Return to the Equityholders; provided that the Equityholders shall pay any Pre-Closing Taxes payable with respect to such Tax Return at least three days prior to the due date for payment of such Taxes. Notwithstanding anything in this Agreement to the contrary, neither the Purchaser nor any of its Affiliates shall file, or caused to be filed, any amended Tax Return with respect to the Company for any taxable period ending on or prior to the date immediately preceding the Closing Date without the written consent of the Sarowitz Trust, which consent will not be unreasonably withheld, conditioned or delayed.

(c)               Following the Closing, if the Purchaser or the Company receives notice of a Tax Contest with respect to any income or other Tax Return relating to a Pre-Closing Tax Period or that could reasonably be expected to have an adverse impact on the Equityholders, then within 10 days after receipt of such notice, the Purchaser shall notify the Equityholders of such notice. The Sarowitz Trust, on behalf of the Equityholders, shall have the right to control the conduct and resolution of a Tax Contest that relates solely to any Taxes for a Pre-Closing Tax Period or any Taxes that could reasonably be expected to have an adverse impact on the Equityholders, provided that the Sarowitz Trust shall keep the Purchaser reasonably informed of all material developments. The Purchaser shall have the right to control the conduct and resolution of any Tax Contest that the Sarowitz Trust, on behalf of the Equityholders, does not have the right to control or any Tax Contest in which the Sarowitz Trust, on behalf of the Equityholders, does not provide written notice within 10 days of notification of such Tax Contest that it elects to control, provided that the Purchaser shall keep the Sarowitz Trust reasonably informed of all material developments and the Purchaser shall not resolve such Tax Contest without the written consent of the Sarowitz Trust, which consent shall not be unreasonably withheld, conditioned or delayed. If any taxing authority makes an adjustment to an item of income, gain, loss, deduction or credit of the Company for any taxable period ending before the Closing Date, the Company shall timely and properly make the election to “push out” any adjustments to the partners under Section 6226 of the Code or otherwise take such actions as may be necessary to ensure that the Equityholders, and not the Purchaser, bear in full the burden of any such adjustment, including any interest, penalties and additions to tax.

(d)              The Company, the Purchaser and the Equityholders shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes of the Company for any Pre-Closing Tax Period or a Straddle Period, including by maintaining and making available to each other all records necessary in connection with Taxes and making Employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.

(e)               Each of the Equityholders, on the one hand, and the Purchaser, on the other hand, shall pay, when due, 50% of any Taxes, conveyance fees, recording charges and other charges (including any penalties and interest), if any, arising out of or related in any way whatsoever to the sale of the Outstanding Membership Interests under this Agreement including, but not limited to, all transfer, sales, value added and transaction Taxes however designated. The Equityholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(f)                Except as required otherwise pursuant to a final determination (within the meaning of Section 1313(a) of the Code and corresponding provisions of applicable state and local Law), the parties hereto shall treat the transactions described herein consistent with Revenue Ruling 99-6. The parties acknowledge and agree the aggregate consideration payable in respect of the Outstanding Membership Interests, as finally determined pursuant to this Agreement, together with any assumed liabilities and all other items required to be taken into account under the Code, shall be allocated among the assets of the Company for all applicable Tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. The Purchaser shall deliver a statement setting forth such allocation (the “Purchase Price Allocation Statement”) to the Equityholders within 120 days after the aggregate consideration payable in respect of the Membership Interests is finally determined pursuant to Section 1.9. The Equityholders shall have 30 days after receipt of the Purchase Price Allocation Statement to review Purchaser’s determination and provide written comments. The Purchaser shall consider in good faith all of the Equityholders’ comments received in writing pursuant to the previous sentence in preparing the final allocation schedule. If the Equityholders do not object in writing to the Purchase Price Allocation Statement during such period, the Purchase Price Allocation Statement shall be deemed to set forth the final allocation among the assets of the Company for all applicable Tax purposes. Once the Purchase Price Allocation is finalized in accordance with the above procedures, the Purchase Price Allocation shall be binding upon the parties hereto for all Tax purposes unless otherwise required by applicable Law.  The Purchaser and the Equityholders shall report for Tax purposes, act for Tax purposes, and file Tax Returns (including Forms 8594) in all respects consistent with the Purchase Price Allocation Statement unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.  If the Purchase Price is adjusted pursuant to this Agreement, the Purchase Price Allocation Statement shall be adjusted as appropriate and the Purchaser and the Equityholders shall cooperate in good faith in making any such adjustment. Neither the Purchaser nor any Equityholders shall take, or permit their Affiliates to take, any Tax position (whether in Tax Contests, Tax Returns or otherwise) that is inconsistent with the Purchase Price Allocation Statement unless required to do so by applicable Law.

(g)               The Equityholders shall promptly pay all property Taxes and applicable charges (including any penalties and interest) that relate to the Pre-Closing Tax Period. The Equityholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(h)               The Purchaser shall promptly pay all property Taxes and applicable charges (including any penalties and interest) that relate to the Straddle Period or any other Tax period (except for the Pre-Closing Tax Period). The Purchaser shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Equityholders shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

(i)                All Tax sharing, Tax allocation and similar agreements and arrangements to which any Company is a party and pursuant to which the Company or the Purchaser may have any obligations or responsibilities with respect to Taxes shall be terminated prior to the Closing, and the Company shall have no further obligations or responsibilities thereunder following the Closing.

(j)                 In the event of a conflict between this Section 4.1 and any other provisions of this Agreement, the provisions of this Section 4.1 shall control.

4.2               Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement, including without limitation the Blue Marble Global Payroll, LLC 401(k) Plan (each, a “401(k) Plan”). The Company shall provide Purchaser with reasonable evidence that such 401(k) Plan(s) have been terminated effective as of the day immediately preceding the Closing Date pursuant to resolutions of the managers of the Company, which resolutions shall be subject to review and reasonable approval of the Purchaser. The Company agrees that the termination of the 401(k) Plan will not trigger liquidation charges, surrender charges or other fees other than ordinary administrative expenses incurred in connection with the termination.

4.3               Equityholder Support and Release.

(a)               Joinder. Each Equityholder hereby acknowledges that it has received and reviewed a complete copy of this Agreement and agrees that upon execution of this Agreement, the Equityholder shall be bound by, and shall observe and comply with the covenants, terms and conditions of Sections 1, 4, 5, 6 and 7 of this Agreement applicable to such Equityholder.

(b)               Waiver. Each Equityholder, on its behalf and on behalf of each of its Affiliates, hereby waives any and all rights to contest or object to the execution and delivery of this Agreement, the actions of the Company’s managers in approving and recommending the Acquisition, the consummation of the Acquisition and the other transactions contemplated by this Agreement or to seek damages or other legal or equitable relief in connection therewith other than with respect to Preserved Claims (as defined below). Each Equityholder hereby agrees to waive any right of first refusal, preemptive right, right to notice, right of co-sale, registration right, information right or any similar right that such Equityholder may have or could potentially have or acquire in connection with the Acquisition. From and after the Closing Date, each Equityholder’s right to receive consideration on the terms and subject to the conditions set forth in this Agreement shall constitute the Equityholder’s sole and exclusive right against the Company and/or Purchaser in respect of the Equityholder’s Outstanding Membership Interests or status as an equityholder of the Company other than with respect to Preserved Claims.

(c)                Equityholders’ Representations and Warranties.

(i)                 Sarowitz 2018 Family Trust dated 9/11/18 hereby represents and warrants to the Purchaser that: (A) it is a duly organized and validly existing trust under the laws of the State of Illinois, (B) it has full power and legal capacity to execute and deliver this Agreement and to comply with and perform its obligations hereunder, (C) the execution, delivery and performance of this Agreement has been duly authorized, (D) this Agreement has been duly and validly executed and delivered by it and constitutes valid and binding obligation, enforceable against Sarowitz 2018 Family Trust dated 9/11/18 in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (E) it owns its Outstanding Membership Interests free and clear of any and all encumbrances.

(ii)               Roey Ben-Yoseph hereby represents and warrants to the Purchaser that: (A) he is an individual residing in the State of Illinois, (B) he has full power and legal capacity to execute and deliver this Agreement and to comply with and perform his obligations hereunder, (C) this Agreement has been duly and validly executed and delivered by him and constitutes valid and binding obligation, enforceable against Roey Ben-Yoseph in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (D) he owns his Outstanding Membership Interests free and clear of any and all encumbrances.

(d)               Release. Each Equityholder hereby releases on behalf of himself, herself or itself, his, her or its heirs, successors, assigns and personal representatives, subject to the limitations set forth below, without the need for any further action, any and all claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of whatsoever kind or nature, whether at law or in equity, matured or unmatured, known or unknown, contingent or liquidated or otherwise (collectively, “Equityholder Claims”), that he, she or it can, shall or may have against the Purchaser, the Company, and all of their respective past and present parent and subsidiary companies and all of their respective past and present officers, directors, employees, equity holders, Affiliates, agents and assigns (collectively, the “Releasees”), based upon, arising out of, relating to or resulting from (i) the undersigned’s ownership of the Outstanding Membership Interests, (ii) the Acquisition and the actions of the Company in connection therewith or (iii) any rights or interests in any equity, property or other assets of the Company (collectively, the “Released Claims”) and covenants not to sue with respect to such Released Claims; provided, however, that the Released Claims shall not include (A) any Equityholder Claims of the undersigned to receive the Cash Consideration and any applicable portion of the Escrow Funds payable to such Equityholder pursuant to the terms of this Agreement and the Escrow Agreement, (B) any Equityholder Claims that the undersigned may have under, and in accordance with the terms of, this Agreement or any of the agreements or transactions contemplated by this Agreement (including the Transaction Agreements), in each case, whether as of the date hereof or following the date hereof, (C) accrued but unpaid cash wages, salaries or other cash bonus compensation due to Equityholder that remain unpaid as of the date of this Agreement, (D) unreimbursed claims under employee health and welfare plans, consistent with terms of coverage, (E) expense reimbursements for reasonable and necessary business expenses incurred and documented prior to the date of this Agreement and consistent with prior expenditures, (F) the entitlement of the undersigned to continuation coverage benefits or any other similar benefits required to be provided by Law, and (G) any right to indemnification, exculpation, reimbursement, recovery and advancement of expenses in favor of any manager, officer and/or director of the Company provided to such Person prior to the Closing under the Organizational Documents or the D&O Tail (collectively, the “Preserved Claims”).

4.4              Confidentiality. Each of the Equityholders shall not, at any time, directly or indirectly, use for any purpose, divulge, furnish, or make accessible to any Person or Entity any confidential or proprietary knowledge or information with respect to the Company’s ownership, management, operation, accounting, finances, bookkeeping, marketing plans, customer information, and other confidential information of the Company that is not generally available to the public (“Confidential Information”); provided, however, that Confidential Information does not include any information that: (i) becomes generally available to the public other than as a result of material breach of this Agreement by such Equityholder or its representatives; or (ii) is obtained by such Equityholder or its representatives on a non-confidential basis from a third party that, to such Equityholder’s knowledge, was not contractually restricted from disclosing such information. The Equityholders will use commercially reasonable efforts to safeguard the secrecy of any Confidential Information. Notwithstanding the foregoing, the Equityholders may disclose Confidential Information if and only to the extent (A) required by any request or order of any Governmental Body; (B) otherwise required by Law; or (C) necessary to establish the Equityholder’s rights under any Transaction Agreement; provided that, in each case, the disclosing Equityholder will (if permitted) first notify the Purchaser of such requirement, permit the Purchaser to contest such requirement if reasonably appropriate, and reasonably cooperate with the Purchaser, at the Purchaser’s sole cost and expense, in limiting the scope of the proposed disclosure and/or obtaining appropriate further means for protecting the confidentiality of Confidential Information. Each Equityholder acknowledges and agrees that any breach of this Section 4.4 will cause injury to the Purchaser for which money damages would be an inadequate remedy and that, in addition to remedies at law, the Purchaser is entitled to seek equitable relief as a remedy for any such breach or threatened breach.

4.5               D&O Tail. Prior to the Closing, the Company has purchased an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for its present and former members of the board of managers, officers, and general counsel who is an employee of the Company (the “D&O Indemnified Parties”) which shall provide such D&O Indemnified Parties with coverage for six years following the Closing on substantially comparable terms and conditions as the existing coverage applicable to the D&O Indemnified Parties immediately prior to the Closing. Notwithstanding anything contained in this Section 4.5 or Section 4.3(d), any Contract, or any Organizational Document, no D&O Indemnified Party will have the right to indemnification, contribution, or advancement pursuant to this Agreement to the extent a Purchaser Indemnified Party has valid a claim arising out of or related to the same event, occurrence or facts against such D&O Indemnified Party for indemnification under Section 5.2.

5.                   Indemnification; Remedies.

5.1               Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any other Transaction Agreement shall survive the Closing through and until the date that is 18 months after the Closing Date; provided, however, that the representations and warranties of the Company set forth in Sections 2.1 (Organization), 2.2 (Capitalization), 2.3 (Authorization), 2.6 (Intellectual Property), 2.7 (Non-Contravention), 2.10(c) (Title to Assets), 2.16 (Taxes), 2.17 (Permits) and 2.20 (Brokers’ and Finders’ Fees) (all of such representations and warranties collectively, the “Equityholders Fundamental Representations”) and the representations and warranties of the Purchaser set forth in Section 3.1 (Organization, Good Standing, Corporate Power and Qualification), 3.2 (Authorization) and 3.4 (Brokers’ and Finders’ Fees) (all of such representations and warranties collectively, the “Purchaser Fundamental Representations” and together with the Equityholders Fundamental Representations, the “Fundamental Representations”) shall survive the Closing until the expiration of the applicable statute of limitations; provided further that, solely with respect to claims for Fraud, all such representations and warranties shall survive indefinitely (any such period of survival set forth in this Section 5.1, a “Survival Period”); and provided further that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Indemnifying Party in accordance with Section 5.3 before the termination of the applicable Survival Period.

5.2               Indemnification.

(a)               Indemnification by the Equityholders. Subject to Sections 5.1 and 5.4 hereof, each of the Equityholders severally, but not jointly, hereby agrees to indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective directors, managers, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, “Purchaser Indemnified Parties” and each an “Purchaser Indemnified Party”) from and against, and to pay to the applicable Purchaser Indemnified Parties as incurred, the amount of any and all losses, liabilities, claims, obligations, Taxes, deficiencies, demands, judgments, damages, interest, fines, claims, suits, actions, causes of action, assessments, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), whether or not involving a third party claim, incurred or asserted against such Purchaser Indemnified Party (individually, a “Loss,” and collectively, “Losses”) based upon, arising out of, relating to or resulting from:

(i)                the failure of any of the representations or warranties made by the Company or the failure of any of the representations or warranties made by any Equityholder in this Agreement, any certificate delivered pursuant hereto or in any other Transaction Agreement to be true and correct in all respects at and as of the date hereof (it being understood that only the breaching Equityholder and not any other Equityholder will be liable therefor);

(ii)               the breach of any covenant or other agreement on the part of the Company or the breach of any covenant or other agreement on the part of any Equityholder under this Agreement, any certificate delivered pursuant hereto or in any other Transaction Agreement (it being understood that only the breaching Equityholder and not any other Equityholder will be liable therefor);

(iii)               any Pre-Closing Taxes;

(iv)              unpaid Indebtedness and unpaid Company Transaction Expenses, to the extent not taken into account in the Purchase Price; or

(v)               the matter set forth on Schedule 5.2(a)(v).

(b)               Indemnification by the Purchaser. Subject to Sections 5.1 and 5.4 hereof, the Purchaser hereby agrees to indemnify, defend and hold harmless each Equityholder, its Affiliates and their respective directors, managers, officers, employees, stockholders, members, trustees, beneficiaries, partners, agents, attorneys, representatives, successors and assigns (collectively, “Equityholders Indemnified Parties” and each an “Equityholders Indemnified Party”) from and against, and to pay to the applicable Equityholders Indemnified Parties as incurred, the amount of any and all Losses based upon, arising out of, relating to or resulting from:

(i)                 the failure of any of the representations or warranties made by the Purchaser in this Agreement to be true and correct in all respects at and as of the date hereof;

(ii)                the breach of any covenant or other agreement on the part of the Purchaser; or

(iii)              any post-Closing Taxes of the Company.

(c)              Notwithstanding anything in this Agreement to the contrary, in no event will the “Losses” include any punitive or exemplary damages (except to the extent actually awarded pursuant to a Third Party Claim), arising out of or relating to this Agreement or the transactions contemplated hereby.

(d)              Notwithstanding anything in this Agreement to the contrary, for purposes of indemnification obligations under this Section 5, all of the representations and warranties set forth in this Agreement that are qualified as to “materiality”, “material”, “Material Adverse Effect” or other similar qualifications as to materiality shall be deemed to have been made without any such qualification for purposes of determining the amount of Losses arising out of or relating to any such breach of representation or warranty.

(e)               Notwithstanding anything to the contrary in this Agreement, in no event shall the Equityholders be required to indemnify any Purchaser Indemnified Party under this Section 5 against any Losses solely to the extent that such Losses are included or taken into account as liabilities or deductions in the calculation of the Closing Cash, the Closing Indebtedness, the Closing Working Capital and/or the Company Transaction Expenses, in each case as finally determined pursuant to Section 1.9.

(f)               Notwithstanding anything to the contrary contained in this Agreement, (i) the Indemnified Parties shall have no obligation to seek indemnification from the Company irrespective of whether such Claim results from an action or inaction by the Company or the Equityholders, (ii) except for the Preserved Claims, the Equityholders shall have no right of contribution from the Company irrespective of whether such Claim results from an action or inaction by the Company or the Equityholders and (iii) there shall be no proration of the obligation to pay any Losses between the Company and the Equityholders and, irrespective of whether such Claim results from an action or inaction by the Company or the Equityholders, the Equityholders shall be solely responsible for any such Losses. In the case of a Third Party Claim, the Indemnified Parties shall be entitled to recover Losses based upon, arising out of, relating to or resulting from any allegation that, if true, would constitute a claim for which the Indemnified Parties would be entitled to recovery under this Agreement.

(g)               The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

5.3               Indemnification Procedures.

(a)              A claim for indemnification for any matter not involving a Third Party Claim may be asserted by reasonably prompt written notice provided by the Purchaser Indemnified Party or the Equityholder Indemnified Party seeking indemnification (the “Indemnified Party”) to the Party from whom indemnification is sought (the “Indemnifying Party”) after such Indemnified Party has actual knowledge of any fact, condition or event which would reasonably be expected to give rise to Losses for which indemnification will be sought under this Section 5; provided that the failure of the Indemnified Party to give reasonably prompt notice of any such claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can reasonably demonstrate actual loss or prejudice as a result of such failure and then only to the extent of such loss or prejudice. Such notice shall describe the claim for indemnification, setting forth in reasonable detail the facts and circumstances pertaining thereto, the estimated amount thereof and the anticipated basis therefor.

(b)               In the event that any action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 5.2(a) or (b), as applicable (a “Third Party Claim”), the Indemnified Party shall as soon as practicable cause written notice of the assertion of any Third Party Claim of which it has knowledge that is covered by Section 5.2 hereof to be forwarded to the Indemnifying Party. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can reasonably demonstrate actual loss or prejudice as a result of such failure and then only to the extent of such loss or prejudice. Irrespective of which party is the Indemnifying Party, the Purchaser shall have the right, on behalf of and at the sole expense of the Indemnifying Party, to conduct by counsel of its choice reasonably satisfactory to the Sarowitz Trust, control and defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified against hereunder. If the Purchaser defends any Third Party Claim in accordance with this Section 5.3(b) as the Indemnified Party, then the Indemnifying Party shall reimburse the Purchaser for all reasonable expenses of defending such Third Party Claim upon submission of periodic bills. If the party controlling a Third Party Claim intends to settle that Third Party Claim, that party will provide written notice of such party’s intention to settle any Third-Party Claim at least 15 days prior to the settlement of any such Third-Party Claim (or, to the extent such settlement is required by applicable Laws to be delivered sooner than 15 days, within the time period mandated by Law) to the Equityholders (if the Purchaser is the controlling party) or the Purchaser (if the Equityholders are the controlling party). Neither the Purchaser nor the Equityholders shall settle any such Third-Party Claim without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the only the consent of the Sarowitz Trust shall be required on behalf of the Equityholders. The parties hereto agree to reasonably cooperate with each other in connection with the defense, compromise, negotiation or settlement of any Third-Party Claim. If the Purchaser defends any Third Party Claim in accordance with this Section 5.3(b), the Sarowitz Trust shall be entitled to participate in the defense of such Third Party Claim (which shall be controlled solely by Purchaser), at the Sarowitz Trust’s sole expense.

(c)               After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a claim pursuant to Section 5.3(a) or a Third Party Claim pursuant to Section 5.3(b), as applicable, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of such sums so due and owing (to the extent not satisfied out of the Indemnity Escrow Fund) to the Indemnified Party subject to the limitations set forth in this Agreement; provided, however, in case any Equityholder is an Indemnifying Party, the Purchaser and the Equityholders shall cause joint instructions to be delivered to the Escrow Agent for satisfaction of any such indemnification claim from amounts in the Indemnity Escrow Funds, if any, pursuant to the this Agreement and the Escrow Agreement.

5.4               Limitations on Indemnification. With respect to indemnification claims brought against any Indemnifying Party pursuant to Section 5.2 hereof:

(a)               in case any Equityholder is an Indemnifying Party, the Equityholders’ maximum aggregate liability under Section 5.2(a), other than in instances of Fraud (which shall not be limited) shall be limited to $60,000,000;

(b)               the Purchaser Indemnified Parties shall not seek payment directly from any Equityholder for any indemnified Losses until the Indemnity Escrow Fund has been exhausted;

(c)               the Purchaser Indemnified Parties shall not have the right to be indemnified under Section 5.2(a)(i) (excluding with respect to the Equityholders’ Fundamental Representations or Fraud) unless and until the Indemnified Parties shall have incurred on a cumulative basis following the Closing, Losses in excess of $100,000 (the “Basket”) in which event the right to be indemnified shall apply to all Losses (i.e., inclusive of the amount of the Basket);

(d)               in no event shall Roey Ben-Joseph be required to indemnify any Purchaser Indemnified Party under this Section 5 for any Losses exceeding the portion of the Cash Consideration actually received by such Equityholder;

(e)               in calculating amounts payable to any Indemnified Party hereunder, the amount of any indemnified Losses shall be determined net of any amounts actually recovered by such Indemnified Party (or its Affiliates) under any insurance policy, indemnification payments, contribution payments or reimbursements with respect to such Losses (in any case net of any reasonable out-of-pocket costs or expenses actually incurred in obtaining such insurance, indemnification, contribution or reimbursement); provided that each Indemnified Party shall first use commercially reasonable efforts to pursue recovery under any applicable insurance policies, indemnification payments, contribution payments or reimbursements;

(f)                any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this Section 5 shall use commercially reasonable efforts to mitigate such Loss to the extent required by Delaware Law; and

(g)               in no event shall the Purchaser be required to indemnify any Equityholder under this Section 5 for any Losses exceeding $60,000,000, other than in instances of Fraud (which shall not be limited).

5.5                Indemnity Payments. Except as provided in Sections 5.3(c) and 5.6, any payment that any Indemnifying Party is obligated to make to any Indemnified Party pursuant to this Section 5 shall be paid by any Indemnifying Party by wire transfer of immediately available funds within 10 days after the date notice of any sums due and owing is delivered to the Indemnifying Party by the Indemnified Party.

5.6               Procedures for Claims Against, and Distributions of, the Indemnity Escrow Fund.

(a)               Claims. At the time an Indemnified Party gives, or at any time after an Indemnified Party gives, the Equityholders or Agent written notice of such Indemnified Party’s indemnification claim hereunder in accordance with Section 5.3 (an “Indemnification Claim” and such notice a “Claim Notice”), the Purchaser may make a written claim against the Indemnity Escrow Fund by delivering the Claim Notice to the Escrow Agent as more particularly provided in the Escrow Agreement (in which event the Purchaser will provide a copy of such claim against the Indemnity Escrow Fund to the Equityholders or Agent). Upon receipt of a Claim Notice, the Escrow Agent will, as more particularly provided in the Escrow Agreement, segregate from the Indemnity Escrow Fund into a separate account (the “Pending Claims Account”) a portion of the Indemnity Escrow Fund as necessary to satisfy and pay the amount of the Indemnification Claim as stated in the Claim Notice. The Escrow Agent will distribute the Indemnity Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement.

(b)               Release of Escrow Funds. On the date that is 18 months after the Closing Date, the Escrow Agent shall release to the Equityholders the Indemnity Escrow Funds, less all amounts then segregated in a Pending Claims Account, to be distributed based upon each Equityholder’s Percentage.

(c)               Any amounts required to be paid by the Equityholders to any Purchaser Indemnified Party pursuant to a claim for indemnification pursuant to Section 5 shall be first satisfied from the Indemnity Escrow Fund, until the Indemnity Escrow Fund is reduced to $0.00 (due to the release of such funds pursuant to this Section 5.6 or otherwise), such amounts shall be payable directly by the Equityholders (subject to the limitations set forth herein, to the extent applicable) in proportion to their respective Percentages.

5.7               Tax Treatment of Indemnity Payments. The Company, the Equityholders and the Purchaser agree to treat any indemnity payment made pursuant to this Section 5 as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

5.8               Exclusive Remedy; Further Limitations. Except for remedies arising from claims based on Fraud, based on the Employment Documents or the Contractor Documents, and for equitable remedies, the indemnification provisions set forth in this Section 5 shall be the sole and exclusive remedy of the parties hereto with respect to any and all claims or alleged claims from and after the Closing Date arising out of the subject matter of this Agreement.

6.                   Sarowitz Trust.

6.1               Appointment. Each Equityholder hereby appoints the Sarowitz Trust as the agent and attorney-in-fact of the Equityholders to take the actions set forth in Section 4.1 and Section 5.3. All such actions shall be binding on the Equityholders. In connection therewith, the Sarowitz Trust shall have the authority:

(a)               to consummate the actions contemplated in Section 4.1 and Section 5.3 and to pay such Equityholders’ expenses incurred in connection therewith;

(b)               to give and receive notices and communications;

(c)               to make any determinations with respect to, agree to, negotiate, enter into settlements and compromises, and execute and deliver on behalf of any Equityholder any documents and matters contemplated by Section 4.1 and Section 5.3, including in connection with the approval or amendment of any Tax Returns, Equityholders’ liability for Taxes and all other Tax matters;

(d)               to engage, employ and obtain the advice of legal counsel, accountants and other professional advisors and rely on their advice and counsel, and to incur and pay fees and expenses of such advisors;

(e)               to take all actions necessary or appropriate in its sole judgment for the accomplishment of the foregoing or required by the terms of Section 4.1 and Section 5.3; and

(f)                to do each and every act and exercise any and all rights that such Equityholder, or any or all of the Equityholders collectively, are permitted or required to do or exercise under Section 4.1 and Section 5.3.

This grant of authority (including the appointment of agency and this power of attorney) (i) is coupled with an interest and will be irrevocable and will not be terminated by any Equityholder or by operation of Law, whether by the death, incompetence, bankruptcy, liquidation or incapacity of any Equityholder or the occurrence of any other event, and any action taken by the Sarowitz Trust will be as valid as if such death, incompetence, bankruptcy, liquidation, incapacity or other event had not occurred, regardless of whether or not any Equityholder or the Sarowitz Trust will have received any notice thereof and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Equityholder of the whole or fraction of his, her or its interest in the Escrow Fund. The Sarowitz Trust may designate its successor for the purposes of this Section 6 upon not less than 10 days’ prior written notice to the Purchaser. No bond shall be required of the Sarowitz Trust or its successor. Neither the Sarowitz Trust nor its successor shall receive any compensation for its services from the Purchaser, the Company or any of their Affiliates (provided that no such Persons are Equityholders) after the Closing. For the purposes of Section 4.1 and Section 5.3, notices or communications to or from the Sarowitz Trust or its successor shall constitute notice to or from each of the Equityholders.

6.2           Survival of Immunities. All of the immunities and rights to indemnification granted to the Sarowitz Trust under this Agreement shall survive (i) its resignation or removal, and (ii) the Closing.

6.3           Actions. A decision, act, consent or instruction of the Sarowitz Trust pursuant to Section 4.1 shall constitute a decision of all Equityholders and shall be final, binding and conclusive upon each such Equityholder, the Escrow Agent, and the Purchaser may rely upon any decision, act, consent or instruction of the Sarowitz Trust as being the decision, act, consent or instruction of each and every such Equityholder pursuant to Section 4.1 and Section 5.3. The Purchaser is hereby irrevocably relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sarowitz Trust.

6.4           Retention of Purchase Price. The Sarowitz Trust covenants and agrees that it will retain and will not distribute the Net Proceeds (as defined below) until the third anniversary of the Closing Date (the "Restricted Funds”). For the purposes of this Agreement, the “Net Proceeds” means the portion of the Purchase Price actually received by the Sarowitz Trust under this Agreement, less any applicable Taxes, the Company Transaction Expenses, and other third party fees, expenses, costs and payments related or incident to the transactions contemplated by this Agreement or any other Transaction Agreement which are incurred by or on behalf of the Company and/or the Sarowitz Trust on or prior to the Closing or for which the Company and/or the Sarowitz Trust is or may be liable. Notwithstanding the foregoing, the Sarowitz Trust may at any time distribute the Restricted Funds if such distribution is required under this Agreement or any other Transaction Agreement, including, without limitation, for the purposes of satisfying its indemnification obligations set forth in Section 5 of this Agreement. After the third anniversary of the Closing Date, the Sarowitz Trust may distribute any of its funds, including the Restricted Funds, provided that if prior to the third anniversary of the Closing Date, the Sarowitz Trust receives written notice of any indemnification claim against it pursuant to Section 5.3(a) or Section 5.3(b) above, then, as to each such claim that is being diligently pursued, the Sarowitz Trust shall, subject to the limitations on indemnification set forth in Section 5, reserve from the Restricted Funds an amount equal to the reasonably estimated amount of such indemnification claim (to the extent not already reserved for in, or satisfied from, the Indemnity Escrow Fund) until the indemnification claim is finally resolved in accordance with Section 5.3(c).

7.            Miscellaneous.

7.1           Successors and Assigns. Neither this Agreement nor any rights hereunder shall be assigned in whole or in part by any party thereto without the prior written consent of the other parties hereto; provided, however, that the Purchaser may assign any or all of its rights, obligations and interests hereunder to any Affiliate of the Purchaser without any such written consent but with notice to the Equityholders so long as (a) each of the representations and warranties of the Purchaser contained in Section 3 shall still be true and correct in all material respects as of the Closing and (b) the Purchaser remains fully liable hereunder. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2           Governing Law. This Agreement and all matters arising directly or indirectly hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State without giving effect to the choice of law or conflict of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

7.3           Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)               The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Wilmington County in the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)               Each of the parties hereto hereby consents to process being served by any other party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7.6.

(c)               EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.4          Counterparts. This Agreement may be executed and delivered by facsimile or .PDF signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.5          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile or electronic mail (email) if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the address and/or facsimile number set forth below, or to such other address or facsimile number as subsequently modified by written notice given in accordance with this Section 6.6.

If to the Purchaser, to:

Paylocity Corporation

1400 American Lane

Schaumburg, Illinois 60173

Attention:       General Counsel

Email:            ALivingston@paylocity.com

If notice is given to the Purchaser, or the Company following the Closing, a copy (which shall not constitute notice) shall also be given to:

DLA Piper LLP (US)

303 Colorado Street, Suite 3000

Austin, TX 78701

Attention:      John J. Gilluly III, PC; D. Joseph Fore, PC

Facsimile:      512.721.2290; 512.721.2229

Email:             john.gilluly@us.dlapiper.com; joseph.fore@us.dlapiper.com

If to the Company prior to the Closing, to:

Blue Marble Payroll, LLC

[Omitted]

Attention: Steven I. Sarowitz

Email: ssarowitz@bluemarblepayroll.com

If notice is given to the Company prior to the Closing, a copy (which shall not constitute notice) shall also be sent to:

Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, Illinois 60606

Attn: David T. Brown, Esq.

Email: dbrown@muchlaw.com

If to the Equityholders, to:

Sarowitz 2018 Family Trust dated 9/11/18

[Omitted]

Attention: Jessica P. Sarowitz, Trustee

Email: jpsarowitz@4sbay.com

Roey Ben-Yoseph

[Omitted]

Email: roeyby@gmail.com

If notice is given to Equityholders, a copy (which shall not constitute notice) shall also be sent to:

Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, Illinois 60606

Attn: David T. Brown, Esq.

Email: dbrown@muchlaw.com

7.7           Fees and Expenses. Except to the extent otherwise expressly provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this agreement are consummated.

7.8          Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to be reimbursed for reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.9          Amendments and Waivers. Any term of this Agreement may be amended or terminated only with the written consent of the Purchaser and (i) prior to the Closing, the Company and the Equityholders, or (ii) following the Closing, the Equityholders. Compliance with any term or provision of this Agreement in which a party was or is obligated to comply may be waived (a) by the Purchaser, on its own behalf, and following the Closing on behalf of the Company, (b) by the Company, prior to the Closing on its own behalf, or (c) by each Equityholder on its own behalf. Any amendment or waiver effected in accordance with this Section 7.9 shall be binding upon each of the parties hereto and their successors and assigns.

7.10         Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

7.11        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.12          Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules hereto) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7.13         Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7.14         No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except as provided in Section 7.14. Except as otherwise expressly provided in this Agreement, no Person or Entity which is not a party shall have any right or obligation pursuant to this Agreement.

7.15           Specific Performance. Purchaser and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

7.16           Protected Communications. Each party hereby acknowledges that the Company and the Equityholders have retained Much Shelist, P.C. (“Much”) to act as their counsel in connection with the negotiation and execution of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, and that Much has not acted as counsel for any other Person in connection with the transactions contemplated hereby and thereby and that no other Party has the status of a client of Much for conflict of interest or any other purposes as a result thereof. In any dispute or proceeding arising under or in connection with the negotiation and execution of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, the Equityholders will have the right, at their election, to retain Much to represent them in such matter, and the Purchaser, for itself and its Affiliates (including, after the Closing, the Company), hereby irrevocably waives and consents to any such representation in any such matter and the communication by Much to the Company or the Equityholders before the Closing in connection with any such representation of any fact known to Much arising by reason of such counsel’s prior representation of the Company or any Equityholder before the Closing. The Purchaser hereby acknowledges and agrees, on behalf of itself and each of its Affiliates (including, after the Closing, any Company), that all communications between the Company and/or any Equityholder, on the one hand, and Much, on the other hand, made in connection with the negotiation and execution of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby that, immediately prior to the Closing, would be deemed to be privileged communications of the Company and/or any Equityholder and Much, which will not pass to, or be claimed by, the Purchaser or any of its Affiliates (including, after the Closing, the Company), and would not be subject to disclosure to the Purchaser or any of its Affiliates (including, after the Closing, the Company), in connection with any process relating to a dispute arising under or in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (the “Protected Communications”), will continue after the Closing to be communications between the Equityholders and Much, and neither the Purchaser nor its Affiliates (including, after the Closing, the Company), nor any other Person purporting to act on behalf of or through the Purchaser or its Affiliates (including, after the Closing, the Company) will have a right to seek or obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company and not the Equityholders. This Section 6.16 is, in part, for the benefit of Much and the Equityholders, and Much is an intended third-party beneficiary of this Section 6.16. This Section 6.16 will be irrevocable, and no term of this Section 6.16 may be amended, waived or modified, without the prior written consent of Much, Purchaser and the Equityholders.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Equity Purchase Agreement as of the date first written above.

COMPANY:

BLUE MARBLE PAYROLL, LLC

By:	/s/ Steven I. Sarowitz
	Name:	Steven I. Sarowitz
	Title:	CEO

EQUITYHOLDERS

SAROWITZ 2018 FAMILY TRUST DATED 9/11/18

By:	/s/ Jessica Sarowitz
	Name:	Jessica Sarowitz
	Title:	Trustee

ROEY BEN-YOSEPH

By:	/s/ Roey Ben-Yoseph

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IN WITNESS WHEREOF, the parties have executed this Equity Purchase Agreement as of the date first written above.

PURCHASER:

PAYLOCITY CORPORATION

By:	/s/ Toby Williams
	Name:	Toby Williams
	Title:	Secretary and Treasurer

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